Confidential Memorandum

HCC Insurance Holdings, Inc.

Offer to Exchange

2.00% Convertible Notes Due 2021
for
2.00% Convertible Exchange Notes Due 2021

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, NOVEMBER 18, 2004 UNLESS EXTENDED OR EARLIER TERMINATED BY US.

The Exchange Offer

      We currently have outstanding $172,442,000 of 2.00% convertible notes due 2021, which we refer to as “Old Notes.” We have authorized a new issuance of $172,442,000 of 2.00% convertible exchange notes due 2021, which we refer to as “New Notes.” We are offering to exchange the New Notes for the Old Notes.

      If you validly tender and do not withdraw your Old Notes on or before the expiration date described below, we will pay you $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes. We will pay accrued and unpaid interest in cash up to the expiration date to each holder of an Old Note accepted for exchange.

The exchange offer:

•	expires at 5:00 p.m., New York City time, on Thursday, November 18, 2004, which we refer to as the expiration date, unless extended or earlier terminated by us;

•	is not subject to any condition other than that it not violate applicable laws or any applicable interpretation of the staff of the Securities and Exchange Commission;

•	provides that Old Notes tendered may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date; and

•	is subject to other customary conditions described in this memorandum.

The New Notes

      The New Notes will:

•	have an interest rate of 2.00% per annum from the expiration date, payable semi-annually on each March 1 and September 1;

•	be convertible, after our stock is at $38.40 for the period of time set forth in the indenture, into common stock, or if we elect cash or a combination of cash and stock at an initial conversion price of $32.00, which is equivalent to a conversion rate of 31.25 shares for each $1,000 principal amount of New Notes, and which may be adjusted as described herein; provided, however, we may make an irrevocable election to pay cash up to the principal amount of New Notes and to pay any premium in excess of the principal amount in common stock upon conversion;

•	permit us to repurchase the New Notes at any time on or after September 1, 2007;

•	permit us to increase the conversion rate in certain change of control transactions, or in lieu thereof, change the conversion right so that holders of the New Notes will be able to convert their shares into the acquirer’s stock;

•	permit the holder of the New Notes to require us to repurchase their New Notes for cash only on September 1, 2007, September 1, 2011, and September 1, 2016;

•	be unsecured and unsubordinated indebtedness of HCC and will rank on parity with HCC’s other unsecured and unsubordinated indebtedness;

•	mature on September 1, 2021; and

•	have covenants identical to those in the Old Notes in all material respects except for the changes that we have described more fully in this memorandum.

      See “Risk Factors” beginning on page 18 of this Confidential Memorandum to read about important factors you should consider before exchanging the Old Notes for New Notes.

      We are making this exchange offer in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, and similar exemptions provided by state securities laws. As a result, the New Notes will have similar characteristics to the Old Notes with respect to transfers to third parties.

Date of this Confidential Memorandum is October 18, 2004

      This memorandum is confidential. You are authorized to use this memorandum solely for the purpose of considering the exchange offer described herein. We and other sources identified herein have provided the information contained in this memorandum. You may not reproduce or distribute this memorandum, in whole or in part, and you may not disclose any of the contents of this memorandum or use any information herein for any purpose other than considering the purchase of the New Notes. You agree to the foregoing by accepting delivery of this memorandum.

      THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATOR AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The distribution of this memorandum and the issuance of the New Notes in the exchange offer may be restricted by law in certain jurisdictions. We require persons in whose possession this memorandum comes to inform themselves about and to observe any such restrictions. This memorandum does not constitute an offer of, or an invitation to purchase, any of the New Notes in any jurisdiction in which such offer or invitation would be unlawful.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any public offering document we file without charge at any of the SEC’s Public Reference Section’s following locations:

Public Reference Room	Northeast Regional Office	Midwest Regional Office
450 Fifth Street, N.W	233 Broadway	500 West Madison Street
Room 1024	New York, New York 10007	Suite 1400
Washington, D.C. 20549		Chicago, Illinois 60661

      You can request copies of all, or any portion, of these documents by writing the Public Reference Section and paying certain prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Section. Additionally, these documents are available to the public from the SEC’s web site at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      You may also obtain information about us, including copies of our SEC reports through our website http://www.hcch.com. This website address is included in this document as an inactive textual reference only. Any documents, references, links or other materials of any kind contained or referred to on such website are not part of this memorandum.

      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this memorandum, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any further filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we terminate or close the exchange offer, except that unless we indicate otherwise, we are not incorporating any information furnished under Item 9 (Item 7.01) or Item 12 (Item 2.02) of any Current Report on Form-8K.

•	Our Annual Report on Form 10-K for the year ended December 31, 2003;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004; and

•	Our Current Reports on Form 8-K, filed July 19, 2004 and October 1, 2004.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

HCC Insurance Holdings, Inc.

13403 Northwest Freeway
Houston, Texas 77040
Attn: Corporate Secretary
Phone: (713) 690-7300

      You should rely only on the information provided or incorporated by reference in this memorandum or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information included or incorporated by reference in this memorandum or any documents incorporated by reference herein is accurate as of any date other than the date on the front of such document.

ABOUT FORWARD-LOOKING STATEMENTS

      This memorandum contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, included or incorporated by reference in this memorandum that address activities, events or developments that we expect or anticipate may occur in the future, including such things as future capital expenditures, business strategy, competitive strengths, goals, growth of our business and operations, plans and references to future successes may be considered forward-looking statements. Also, when we use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “probably” or similar expressions, we are making forward-looking statements. Many risks and uncertainties may impact the matters addressed in these forward-looking statements.

      Many possible events or factors could affect our future financial results and performance, including, among other things:

•	the occurrence of additional terrorist activities;

•	changing legal and social trends and inherent uncertainties (including but not limited to those uncertainties associated with our reserves) in the loss estimation process can adversely impact the adequacy of loss reserves and the allowance for reinsurance recoverables;

•	industry, economic conditions and catastrophic events can affect the ability and/or willingness of reinsurers to pay balances due and our ability to obtain adequate reinsurance;

•	catastrophic losses, including hurricanes, windstorms, earthquakes, hailstorms, explosions, severe winter weather, fires and man-made events;

•	state, federal and foreign regulations can impede our ability to charge adequate rates and efficiently allocate capital;

•	economic conditions, interest rates, and foreign exchange rate volatility can have a significant impact on the market value of fixed maturity and equity investments as well as the carrying value of other assets and liabilities;

•	market value of fixed income securities may reduce the value of our investment portfolio;

•	assessments by states for high risk or otherwise uninsured individuals;

•	changes in our assigned financial strength; and

•	our ability to receive dividends from our insurance companies to meet our cash flow, debt, dividend and other corporate expense obligations.

      These events or factors could cause our results or performance to differ materially from those we express in our forward-looking statements. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements which are included in this memorandum, our inclusion of this information is not a representation by us or any other person that our objectives and plans will be achieved.

      Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, any forward-looking events discussed in this memorandum may not occur.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

      The following are some of the questions you may have as a holder of the Old Notes and the answers to those questions. You should refer to the more detailed information set forth in this memorandum and to which we refer you for more complete information about us and the exchange offer.

Q:	Who is making the exchange offer?

A:	HCC Insurance Holdings, Inc., the issuer of the Old Notes, is making the exchange offer.

Q:	Why are we making the exchange offer?

A:	The purpose of this exchange offer is to change certain terms of the Old Notes. We believe that, by completing the exchange offer and making the irrevocable election to pay cash up to the principal amount of New Notes and to pay any premium in excess of the principal amount in common stock upon conversion, we will be in a position to receive more favorable treatment in calculating our diluted earnings per common share under a recent change to a generally accepted accounting standard. This rule, effective as of December 31, 2004, will require us to treat as currently outstanding the shares of common stock issuable upon conversion of the Old Notes, thereby diluting our diluted earnings per share. The terms of the New Notes may eliminate a portion of this dilutive effect, if the New Notes are subscribed to by the existing holders of Old Notes. We anticipate meeting the requirements of EITF 04-8 by December 31, 2004. However, if we do not meet the requirements of EITF 04-8 by December 31, 2004 or to the extent the Old Notes remain outstanding, the shares of common stock issuable upon conversion of our Old or New Notes will be considered outstanding on a fully diluted basis, and therefore dilutive to our diluted earnings per share. For a detailed description of these changes, see “Summary — Material Differences Between the Old Notes and New Notes.”

Q:	When will the exchange offer expire?

A:	The exchange offer will expire at 5:00 p.m. New York City time, on Thursday, November 18, 2004, unless extended or earlier terminated by us. We may extend the expiration date for any reason. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than 9:00 a.m. on the business day after the scheduled expiration of the exchange offer.

Q:	What will you receive in the exchange offer if you tender your Old Notes and they are accepted?

A:	For each $1,000 principal amount of Old Notes that we accept in the exchange, you will, upon the terms and subject to the conditions set forth in this document and the related letter of transmittal, receive $1,000 principal amount of New Notes. We will pay accrued and unpaid interest in cash up to the expiration date to each holder of an Old Note accepted for exchange.

Q:	If the Exchange Offer is consummated but you do not tender your Old Notes, how will your rights be affected?

A:	If you do not exchange your Old Notes in this exchange offer, or if your Old Notes are not accepted for exchange, you will continue to hold your Old Notes and will be entitled to all the rights and subject to all the limitations applicable to the Old Notes.

Q:	What amount of Old Notes are we seeking in the exchange offer?

A:	We are seeking to exchange all $172,442,000 of our outstanding Old Notes.

Q:	What is the minimum amount of Old Notes required to be tendered in the exchange offer?

A:	The exchange offer is not conditioned upon the valid tender of a minimum aggregate principal amount of Old Notes.

Q:	Will we exchange all of the Old Notes validly tendered?

A:	Yes. We will exchange all of the Old Notes validly tendered pursuant to the terms of the exchange offer.

Q:	What are the conditions to the completion of the exchange offer?

A:	The exchange offer is subject to a limited number of conditions, some of which we may waive in our sole discretion. Most significantly, we must not have terminated or withdrawn the exchange offer, which we may do in our sole discretion. If any of these conditions are not satisfied, we will not be obligated to accept and exchange any tendered Old Notes. Prior to the expiration date of the exchange offer, we reserve the right to terminate, withdraw or amend the exchange offer in our sole discretion for any or no reason. We describe the conditions to the exchange offer in greater detail in the section titled “The Exchange Offer — Conditions to Exchange Offer.”

Q:	Who may participate in the Exchange Offer?

A:	All holders of the Old Notes may participate in the exchange offer.

Q:	Do you have to tender all of your Old Notes to participate in the exchange offer?

A:	No. You do not have to tender all of your Old Notes to participate in the exchange offer. Old Notes accepted in the exchange will be retired and cancelled.

Q:	Will the New Notes be freely tradable?

A:	The exchange offer is being made to you in reliance on an exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933. As a result, the New Notes we issue to you in exchange for your Old Notes will have similar characteristics to the Old Notes with respect to transfers to third parties. If your Old Notes are freely tradable, the New Notes can be transferred freely.

Q:	Will the New Notes be listed?

A:	We have not applied and do not intend to apply for listing of the New Notes on any securities exchange.

Q:	What risks should you consider in deciding whether or not to tender your Old Notes?

A:	In deciding whether to participate in the exchange offer, you should carefully consider the discussion of risks and uncertainties affecting our business, the New Notes and our common stock described in the section of this memorandum entitled “Risk Factors,” beginning on page 18, and the documents incorporated by reference into this memorandum.

Q:	How do you participate in the exchange offer?

A:	In order to exchange Old Notes, you must tender the Old Notes together with a properly completed letter of transmittal and the other agreements and documents described in the letter of transmittal. If you own Old Notes held through a broker or other third party, or in “street name,” you will need to follow the instructions in the letter of transmittal on how to instruct them to tender the Old Notes on your behalf, as well as submit a letter of transmittal and the other agreements and documents described in this document. We describe the procedures for participating in the exchange offer in more detail in the section titled “The Exchange Offer — Procedures for Exchange.”

Q:	May you withdraw your tender of Old Notes?

A:	Yes. You may withdraw any tendered Old Notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Q:	What happens if your Old Notes are not accepted in the exchange offer?

A:	If we do not accept your Old Notes for exchange for any reason, the Old Notes tendered by book entry transfer into the exchange agent’s account at The Depository Trust Company will be credited to your account at DTC.

Q:	If you decide to tender your Old Notes, will you have to pay any fees or commissions to us or the exchange agent?

A:	We will pay transfer taxes, if any, applicable to the transfer of Old Notes pursuant to the exchange offer. Additionally, we will pay all other expenses related to the exchange offer, except any commissions or concessions of any broker or dealer.

Q:	How will you be taxed on the exchange of your Old Notes?

A:	Please see the section of this memorandum titled “Certain United States Federal Income Tax Considerations.” The tax consequences to you of the exchange offer will depend on your individual circumstances. You should consult your own tax advisor for a full understanding of the tax consequences of participating in the exchange offer.

Q:	Has the Board of Directors adopted a position on the exchange offer?

A:	Our Board of Directors has approved the making of the exchange offer. However, our directors do not make any recommendation as to whether you should tender Old Notes pursuant to the exchange offer. You must make the decision whether to tender Old Notes and, if so, how many Old Notes to tender.

Q:	Who can you call with questions about how to tender your Old Notes?

A:	You should direct any questions regarding procedures for tendering Old Notes or requests for additional copies of this memorandum, the letter of transmittal or the documents incorporated by reference in this memorandum to Wachovia Bank, National Association, our exchange agent. Its address and telephone number are included on the back cover of this memorandum.

Q:	Where should you send your letter of transmittal and other required documents?

A:	You should send your letter of transmittal and other required documents to Wachovia Bank, National Association, our exchange agent. Its address and telephone number are included on the back cover of this memorandum.

Q:	When can your New Notes be redeemed?

A:	We may redeem all or a portion of your New Notes on or after September 1, 2007. We describe how the New Notes can be redeemed in more detail in the section titled “Description of New Notes — Redemption of New Notes at Our Option.”

Q:	When can you convert your New Notes?

A:	Subject to the conditions for conversion having been satisfied, you can convert your New Notes at any time prior to September 1, 2021. We describe how the New Notes can be converted in more detail in sections titled “Description of New Notes — Conversion Rights” and “— Conversion Consideration.”

Q:	When can you require us to repurchase your New Notes?

A:	You can require us to repurchase all or a portion of your New Notes on September 1, 2007, September 1, 2011 and September 1, 2016. We describe your rights to require us to repurchase the New Notes in more detail in “Description of New Notes — Repurchase of New Notes at the Option of Holders.”

SUMMARY

      This summary highlights information contained elsewhere in this memorandum and the documents incorporated by reference. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read carefully the entire memorandum, including the section entitled “Risk Factors”; the financial statements and related notes to those financial statements incorporated by reference herein and the documents incorporated by reference. As used in this memorandum, unless otherwise required by the context, the terms “we,” “us” and “our” refer to HCC Insurance Holdings, Inc. and its consolidated subsidiaries and the term “HCC” refers only to HCC Insurance Holdings, Inc.

Our Business

Overview

      We are a Delaware corporation, which was formed in 1991. Our predecessor corporation was formed in 1974.

      We provide group life, accident and health and property and casualty insurance coverages, underwriting agency and intermediary services both to commercial customers and individuals. We concentrate our activities in selected, narrowly defined, specialty lines of business. We operate primarily in the United States, the United Kingdom, Spain and Bermuda, although some of our operations have a broader international scope. We underwrite insurance both on a direct basis, where we insure a risk in exchange for a premium and on a reinsurance basis, where we insure all or a portion of another insurance company’s risk in exchange for all or a portion of the premium. We market our insurance products both directly to customers and through independent or affiliated agents and brokers.

      Since our founding, we have been consistently profitable, generally reporting annual increases in gross written premium and total revenue. During the period 1999 through 2003, we had an average statutory combined ratio of 101.1% versus the less favorable 108.3% (source: A.M. Best Company, Inc.) recorded by the U.S. property and casualty insurance industry overall. During the period 1999 through 2003, our gross written premium increased from $568.3 million to $1.7 billion, an increase of 206%, while our net written premium increased 519% from $139.9 million to $865.5 million. During this period, our revenue increased from $338.1 million to $942.0 million, an increase of 179%.

      During the period December 31, 1999 through December 31, 2003, our shareholders’ equity increased from $458.4 million to $1.0 billion, a 128% increase. During the same period, our assets increased from $2.7 billion to $4.9 billion, an 81% increase.

      Our insurance companies are risk-bearing and focus their underwriting activities on providing insurance and/or reinsurance in the following lines of business:

•	Group life, accident and health

•	Diversified financial products

•	London market accounts

•	Aviation

•	Other specialty lines

      In the United States, American Contractors Indemnity Company (acquired in January, 2004), Avemco Insurance Company, U.S. Specialty Insurance Company and HCC Life Insurance Company operate on an admitted, or licensed, basis. Houston Casualty Company and HCC Specialty Insurance Company operate on a surplus lines basis as a non-admitted, or unlicensed, insurer offering insurance coverage not otherwise available from an admitted insurer in the relevant state. Houston Casualty Company operates a registered branch office in London and offers insurance in the United Kingdom and selected other countries. Houston Casualty Company Europe Seguros y Reaseguros S.A., which does business as HCC Europe, operates from its Madrid, Spain offices and offers insurance throughout the European Union.

      Our operating insurance companies are rated “A+ (Superior)” (2nd of 16 ratings) by A.M. Best Company, Inc. and “AA (Very Strong)” (3rd of 22 ratings) by Standard and Poor’s Corporation, two nationally recognized independent rating agencies. These ratings are intended to provide an independent opinion of an insurer’s ability to meet its obligations to policyholders and are not evaluations directed at investors.

      Our underwriting agencies underwrite on behalf of our insurance companies and other non-affiliated insurance companies. They receive fees for these services and do not bear any of the insurance risk of the companies for which they underwrite. Our underwriting agencies generate revenues based entirely on fee income and profit commissions and specialize in contingency (including contest indemnification, event cancellation and weather coverages); directors’ and officers’ liability; errors and omissions; individual disability (for athletes and other high profile individuals); kidnap and ransom; life, accident and health; marine; professional indemnity; and other specialty lines of business. Our principal underwriting agencies are ASU International, Inc., Covenant Underwriters, Ltd., HCC Benefits Corporation, HCC Global Financial Products, LLC, HCC Diversified Financial Products, Limited, and Professional Indemnity Agency, Inc.

      Our intermediaries provide insurance and reinsurance brokerage services for our insurance companies and our clients and receive fees for their services. A reinsurance intermediary structures and arranges reinsurance between insurers seeking to cede insurance risks and reinsurers willing to assume such risks. Our intermediaries do not bear any of the insurance risks of their client companies. They earn commission income and to a lesser extent fees for certain services, generally paid by the insurance and reinsurance companies with whom the business is placed. These operations consist of consulting with clients by providing information about insurance coverage and marketing, placing and negotiating particular insurance risks. Our intermediaries specialize in placing reinsurance for life, accident and health and property and casualty lines of business. Our principal intermediaries are HCC Risk Management, Inc. and Rattner Mackenzie Limited.

      Our principal executive offices are located at 13403 Northwest Freeway, Houston, Texas 77040 and our telephone number is (713) 690-7300. We maintain an Internet web-site at www.hcch.com. The reference to our Internet web-site address in this memorandum does not constitute the incorporation by reference of the information contained at this site in this memorandum.

Our Strategy

      Our business philosophy as an insurer is to maximize underwriting profits while limiting risk in order to preserve shareholders’ equity and maximize earnings. We concentrate our insurance writings in selected, narrowly defined, specialty lines of business where we believe we can achieve an underwriting profit. We market our insurance products both directly to customers and through independent or affiliated agents and brokers.

      The property and casualty insurance industry and individual lines of business within the industry are cyclical in that there are times when a large number of companies offer insurance on certain lines of business, causing premiums to trend downward and other times where insurance companies decide to limit their writings in certain lines of business or suffer from excessive losses, which results in an increase in premiums for those companies that continue to write insurance in those lines of business. In our insurance company operations, we believe our operational flexibility, which permits us to shift the focus of our insurance underwriting activity amongst our various lines of business and also to shift the emphasis from our insurance risk-bearing business to our non-insurance fee-based business, as well as our experienced underwriting personnel and access to and expertise in the reinsurance marketplace allow us to implement a strategy of emphasizing more profitable lines of business during periods of increased premium rates and de-emphasizing less profitable lines of business during periods of increased competition. In addition, we believe that our underwriting agencies and intermediaries complement our insurance underwriting activities. Our ability to utilize affiliated insurers, underwriting agencies and intermediaries permits us to retain a greater portion of the gross revenue derived from written premium.

      Reinsurance enables us to transfer part of the risk we have underwritten through the process of ceding this risk to a reinsurance company in exchange for part of the premium we receive in connection with the risk. We purchase reinsurance to limit the net loss to our insurance companies from both individual and catastrophic risks. The amount of reinsurance we purchase varies by, among other things, the particular risks inherent in the policies underwritten, the pricing of reinsurance and the competitive conditions within the relevant line of business.

      In 2003, due to a continuing hardening of the insurance market, premium rates increased in varying amounts across all of our lines of business, substantially improving our overall underwriting profitability. We anticipate continued underwriting profitability during 2004, although lower than budgeted due to catastrophic losses from Hurricanes Charley, Frances, Ivan and Jeanne in the third quarter of 2004. In response to these changing market conditions, we plan to continue to expand the underwriting activities in our insurance company operations and retain more of the risks and applicable premiums.

      We also acquire or make strategic investments in companies that present an opportunity for future profits or for enhancement of our business. We expect to continue to acquire complementary businesses. We believe that we can enhance acquired businesses through the synergies created by our underwriting capabilities and our other operations. However, our business plan is shaped by our underlying business philosophy, which is to maximize underwriting profit and net earnings, while preserving shareholders’ equity. As a result, our primary objective is to increase net earnings rather than market share or gross written premium.

      In our ongoing operations, we will continue to:

•	emphasize the underwriting of lines of business in which premium rates, the availability and cost of reinsurance, and market conditions warrant;

•	limit our net loss exposure to our insurance companies from a catastrophic loss through the use of reinsurance; and

•	review the potential acquisition of specialty insurance operations and other strategic investments.

Summary of the Exchange Offer

Purpose of the Exchange Offer	The purpose of this exchange offer is to change certain of the terms of the Old Notes. For a more detailed description of these changes, see “Summary — Material Differences Between the Old Notes and New Notes.”

The Exchange Offer	We are offering to exchange $1,000 principal amount at maturity of New Notes for each $1,000 principal amount at maturity of Old Notes accepted for exchange. We will pay accrued and unpaid interest in cash up to the expiration date to each holder of an Old Note accepted for exchange.

Conditions to Exchange Offer	The exchange offer is subject to certain customary conditions.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on Thursday, November 18, 2004, which date we refer to as the expiration date, unless extended or earlier terminated by us. We may extend the expiration date for any reason. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than 9:00 a.m. on the business day after the scheduled expiration of the exchange offer.

Withdrawal of Tenders	Tenders of Old Notes may be withdrawn in writing at any time prior to 5:00 p.m., New York City time, on the expiration date.

Procedures for Exchange	In order to exchange Old Notes, you must tender the Old Notes together with a properly completed letter of transmittal and the other agreements and documents described in the letter of transmittal. If you own Old Notes held through a broker or other third party, or in “street name,” you will need to follow the instructions in the letter of transmittal on how to instruct them to tender the Old Notes on your behalf, as well as submit a letter of transmittal and the other agreements and documents described in this document. We will determine in our reasonable discretion whether any Old Notes have been validly tendered.

Old Notes may be tendered by electronic transmission of acceptance through The Depository Trust Company’s, or DTC’s, Automated Tender Offer Program, or ATOP, procedures for transfer or by delivery of a signed letter of transmittal pursuant to the instructions described therein. Custodial entities that are participants in DTC must tender Old Notes through DTC’s ATOP, by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP. Please carefully follow the instructions contained in this document on how to tender your securities.

If you decide to tender Old Notes in the exchange offer, you may withdraw them at any time prior to the expiration of the exchange offer.

If we decide for any reason not to accept any Old Notes for exchange, they will be returned without expense promptly after the expiration or termination of the exchange offer.

Acceptance of Old Notes	We will accept all Old Notes validly tendered and not withdrawn as of the expiration of the exchange offer and will issue the New Notes promptly after expiration of the exchange offer, upon the terms and subject to the conditions in this memorandum and the letter of transmittal. We will accept Old Notes for exchange after the exchange agent has received a timely book-entry confirmation of transfer of Old Notes into the exchange agent’s DTC account and a properly completed and executed letter of transmittal. Our oral or written notice of acceptance to the exchange agent will be considered our acceptance of the exchange offer.

Amendment of the Exchange Offer	We reserve the right not to accept any of the Old Notes tendered, and to otherwise interpret or modify the terms of this exchange offer, provided that we will comply with applicable laws that require us to extend the period during which securities may be tendered or withdrawn as a result of changes in the terms of or information relating to the exchange offer.

Use of Proceeds	We will not receive any proceeds from this exchange offer. Old Notes that are validly tendered and exchanged pursuant to the exchange offer will be retired and canceled. Accordingly, our issuance of New Notes will not result in any cash proceeds to us.

Taxation	While it is possible that the exchange offer could be treated as a non-event for federal income tax purposes, the exchange offer likely will be treated as resulting in a “significant modification” of the Old Notes. Consequently, the tax treatment of a holder’s exchange of Old Notes pursuant to the exchange offer will be affected by whether or not the Old Notes and the New Notes constitute securities within the meaning of the provisions of the Code governing reorganizations. Generally, a debt instrument with a term of ten years or more is treated as a security. Because the Old Notes and the New Notes have terms in excess of ten years, the exchange offer should constitute a tax-free recapitalization within the meaning of Code Section 368.

Old Notes Not Tendered or Accepted for Exchange	Any Old Notes not accepted for exchange for any reason will be returned without expense to you as promptly as practicable after the expiration or termination of this exchange offer. If you do not exchange your Old Notes in this exchange offer, or if your Old Notes are not accepted for exchange, you will continue to hold your Old Notes and will be entitled to all the rights and subject to all the limitations applicable to the Old Notes.

Exchange Agent	Wachovia Bank, National Association is the exchange agent for this exchange offer. Its address and telephone numbers are located on the back cover of this memorandum.

Material Differences Between The Old Notes And New Notes

      The material differences between the Old Notes and New Notes are illustrated in the table below. The table below is qualified in its entirety by the information contained in this memorandum and the documents governing the Old Notes and the New Notes, copies of which have been filed as exhibits to the registration statement of which this memorandum forms a part. For a more detailed description of the New Notes, see “Description of New Notes.” For a more detailed description of the Old Notes, please read the prospectus supplement for the Old Notes dated March 25, 2003.

Notes Offered	Old Notes	New Notes

Redemption of Notes at Our Option	We may redeem all or a portion of the Old Notes for cash at any time on or after September 1, 2006.	We may redeem all or a portion of the New Notes for cash at any time on or after September 1, 2007.
Redemption of the Notes at Option of the Holder	You may require us to repurchase all or a portion of the Old Notes for cash on September 1, 2006, September 1, 2008, September 1, 2011 and September 1, 2016.	You may require us to repurchase all or a portion of the New Notes for cash on September 1, 2007, September 1, 2011 and September 1, 2016.
Change of Control	Upon a change in control of HCC occurring on or before September 1, 2006, you may require us to repurchase for cash all or a portion of your Old Notes at a price equal to the principal amount of the notes plus accrued and unpaid interest.	Upon a change in control of HCC occurring on or before September 1, 2007, you may require us to repurchase for cash all or a portion of your New Notes at a price equal to the principal amount of the notes plus accrued and unpaid interest.
Adjustment of Conversion Rate Upon a Cash Take-Over Transaction	Not applicable.	A cash take-over transaction is a change of control pursuant to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such transaction consists of cash or securities (or other property) that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or quoted on the NASDAQ National Market.

Notes Offered	Old Notes	New Notes

If and only to the extent you elect to convert your New Notes in connection with a cash take-over transaction, we will increase the conversion rate for the New Notes surrendered for conversion. For a detailed description of the increases in the conversion rate, please see “Description of New Notes — Adjustment to Conversion Rate Upon the Occurrence of a Cash Take-Over Transaction.”
Cash Take-Over Transaction by a Public Company	Not applicable.	A public company change of control is a cash take-over transaction where we would be required to increase the conversion rate and the acquirer has a class of equity securities traded on a U.S. national securities exchange or quoted on the NASDAQ National Market. Upon the occurrence of a cash take-over transaction which constitutes a public company change of control, in lieu of increasing the conversion rate, we may elect to change the conversion right so that holders of the New Notes will be entitled to convert their New Notes into the acquirer’s common stock. Please see, “Description of New Notes — Conversion After Public Acquirer Change of Control.”
Conversion Consideration	The number of shares of common stock issuable upon conversion of an Old Note will equal the principal amount of the Old Note or portion thereof surrendered for conversion divided by the conversion price on the date of conversion.	The number of shares of common stock issuable upon conversion of a New Note will equal the principal amount of a New Note or portion thereof surrendered for conversion divided by the conversion price on the date of conversion.
We may elect at any time to satisfy all or any portion of our conversion obligation in cash. At our option, we can make this election irrevocable. Once you have been notified of the irrevocable election by the trustee, no further cash election notices are required, and upon conversion you will only receive common stock to the extent the conversion obligation exceeds the principal amount of the New Notes being converted.

Notes Offered	Old Notes	New Notes

If we make an election to satisfy all or any portion of the conversion obligation in cash, and we have not made our irrevocable election, we will notify you through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation, as a fixed dollar amount or in the event of an irrevocable election, pursuant to the formula set forth below) at any time on or before the date that is two business days following receipt of your notice of conversion. Following our election to pay in cash, you will have certain withdrawal rights. If we make an irrevocable election as described in the previous paragraph, we will, at the time of the election, provide notice to you through the trustee and you will no longer have any withdrawal rights once you give notice of conversion.
Settlement (in cash and/or shares) will occur on the business day following the final day of the 10 trading day period beginning on the day after the final day you could elect to withdraw your conversion notice. Following an irrevocable election, there are no withdrawal rights. Therefore, the beginning of the cash settlement averaging period will commence upon delivery of a conversion notice. This period is referred to as the cash settlement averaging period. Settlement amounts will be computed as follows:
(1) If we elect to satisfy the entire conversion obligation in shares of our common stock, we will deliver to you a number of shares of our common stock equal to the principal amount of a New Note or portion thereof surrendered for conversion divided by the conversion price on the date of conversion.

Notes Offered	Old Notes	New Notes

(2) If we elect to satisfy the entire conversion obligation in cash, we will deliver to you cash in an amount equal to (i) the aggregate principal amount of New Notes to be converted divided by the conversion price multiplied by (ii) the average closing price of shares of our common stock during the cash settlement averaging period on the New York Stock Exchange.
(3) If we elect to satisfy a fixed portion (other than 100%) of the conversion obligation in cash, we will deliver to you such cash amount (“cash amount”) and a number of shares, if any, equal to (i) the excess between the amount of cash that would be delivered if we were to elect to satisfy the entire conversion obligation in cash, calculated as set forth in item (2) of this paragraph, and the cash amount divided by (ii) the conversion price.
(4) If we make the irrevocable election described above, for each $1,000 principal amount to be converted, we will deliver to you:
• cash equal to the lesser of (i) $1,000 and (ii) the average during the cash settlement averaging period of the product of the conversion rate on each day multiplied by the closing price of shares of our common stock on the New York Stock Exchange on each day, and
• a number of shares of common stock equal to the excess, if any, of (i) the average of the conversion rate in effect for each day of the cash settlement averaging period over (ii) the average of the result of $1,000 divided by the closing price of shares of our common stock for each day during the cash settlement averaging period on the New York Stock Exchange.

Summary of New Notes

Issuer	HCC Insurance Holdings, Inc.

New Notes	Up to $172,442,000 aggregate principal amount of 2.00% convertible exchange notes due September 1, 2021.

Offering Price	100% of the principal amount of the New Notes.

Maturity of Notes	September 1, 2021.

Interest Payment Dates	March 1 and September 1 of each year, commencing on March 1, 2005. Interest on the New Notes will begin to accrue as of the expiration date of the exchange offer. Interest on any tendered Old Notes will accrue up to but not including the expiration date of the exchange offer. Such accrued and unpaid interest on any tendered Old Notes will be paid on the expiration date of the exchange offer, the same date the New Notes to be offered in the exchange offer will be issued. Accordingly, there will not be a gap in the interest accrual on the Old Notes exchanged in the exchange offer.

Conversion Rights	The initial conversion price is $32.00 per share of our common stock, which is equivalent to a conversion rate of 31.25 shares for each $1,000 principal amount of New Notes. If you surrender your New Notes for conversion you will receive the conversion consideration in common stock unless we make an election to pay the conversion consideration in cash or a combination of cash and stock or we have made our irrevocable election to pay cash up to the principal amount of New Notes and any premium in excess of the principal amount in common stock. See “Description of New Notes — Conversion Consideration.” The conversion price may be adjusted for certain reasons. See “Description of New Notes — Conversion Rights.”

Holders may surrender New Notes for conversion into shares of our common stock in any calendar quarter,

• if, as of the last day of the preceding calendar quarter; the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the quarter is more than 120% of the conversion price per share of our common stock on the last trading day of the quarter,

• if the New Notes have been called for redemption, the New Notes may be surrendered for conversion at any time prior to the close of business on the second business day prior to the redemption date,

• if we are party to certain consolidations, mergers or binding share exchanges as provided in “Description of New Notes — Conversion Rights,” or

• if at any time after the expiration date of the exchange offer, the New Notes are rated below “BBB-,” or are not rated at all, by Standard & Poor’s Rating Services.

The ability to surrender New Notes for conversion will expire at the close of business on September 1, 2021, unless they have previously been redeemed or repurchased.

Ranking	The New Notes will be unsecured and unsubordinated indebtedness of HCC and will rank on parity with HCC’s other unsecured and un-

subordinated indebtedness. The New Notes will not be guaranteed by any of our subsidiaries, and, accordingly, the New Notes will be effectively subordinated to the liabilities of our subsidiaries, including trade creditors. The New Notes do not limit the ability of our subsidiaries to incur indebtedness. As of June 30, 2004, our subsidiaries had liabilities of approximately $3.8 billion, including guarantees of our indebtedness.

Sinking Fund	None.

Redemption of New Notes at Our Option	We may redeem all or a portion of the New Notes for cash at any time on or after September 1, 2007, at a redemption price equal to the principal amount of the New Notes plus accrued and unpaid interest to, but excluding, the redemption date. Please see “Description of New Notes — Redemption of New Notes at Our Option.”

Repurchase of the New Notes at the Option of the Holder	Holders may require us to repurchase all or a portion of their New Notes on September 1, 2007, September 1, 2011 and September 1, 2016, at a repurchase price equal to the principal amount of the New Notes plus accrued and unpaid interest to, but excluding, the repurchase date. We will pay the purchase price in cash. Please see “Description of New Notes — Repurchase of New Notes at the Option of Holders.”

Repurchase at Option of Holder Upon a Change of Control	Upon a change of control of HCC occurring on or before September 1, 2007, you may require us to repurchase for cash all or a portion of your New Notes at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest. Please see “Description of New Notes — Change in Control Requires Repurchase of New Notes by Us at the Option of the Holder.”

If you elect to convert your New Notes in connection with a change of control transaction which constitutes a cash take-over transaction, we will in certain circumstances increase the conversion rate by a number of additional shares of common stock upon conversion or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the New Notes are convertible into shares of the acquiring or surviving company, in each case as described under “Description of New Notes — Adjustment to Conversion Rate upon Occurrence of a Cash Take-Over Transaction.”

Events of Default	If there is an event of default on the New Notes, the aggregate principal amount of the New Notes plus the accrued and unpaid interest on those New Notes may be declared immediately due and payable. These amounts automatically become due and payable in certain circumstances. Please see “Description of New Notes — Events of Default.”

DTC Eligibility	The New Notes will be issued in book-entry form and will be represented by permanent global certificates deposited with a custodian for and registered in the name of a nominee of the DTC in New York, New York. Beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Please see “Description of New Notes — Book-Entry System for New Notes.”

New York Stock Exchange Symbol for Our Common Stock	HCC.

Trading	We have not applied and do not intend to apply for the listing of the New Notes on any securities exchange.

U.S. Federal Income Tax Considerations	Please see, “Certain United States Federal Income Tax Considerations” for a discussion of the tax consequences of the New Notes.

Risk Factors	Please see, “Risk Factors” for a discussion of risks related to the New Notes, the exchange offer and our business.

RISK FACTORS

      You should carefully consider the specific risk factors set forth below, as well as the specific risk factors relating to our business and our industry, before deciding to invest in the New Notes. You should also consider the other information contained or incorporated by reference in this memorandum before deciding to invest in the New Notes. This memorandum contains or incorporates statements that constitute forward-looking statements regarding, among other matters, our intent, belief or current expectations about our business. These forward-looking statements are subject to risks, uncertainties and assumptions.

Risks Related to New Notes

Our common stock price constantly changes, which may cause the trading price of the New Notes to be highly volatile.

      The price of our common stock on the New York Stock Exchange constantly changes. We expect that the market price of our common stock will continue to change. For instance, since January 1, 2003, our stock has traded from a low of $22.30 to a high of $34.75 per share. Because the New Notes may be convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the New Notes. Holders who may receive common stock upon conversion will also be subject to the risk of volatility and depressed prices. The fluctuation in our common stock price is caused by a number of factors, some of which are beyond our control, including:

•	additions or departures of our key personnel;

•	announcements by us of significant contracts, acquisitions or capital commitments;

•	changes in estimates by securities analysts of our financial results;

•	changes in market valuations generally of property and casualty insurance companies;

•	quarterly variations in our operating results;

•	significant sales of our common stock; and

•	the acquisition or loss of our major customers.

      In addition, the stock market in recent years has experienced broad price and volume fluctuations that have often been unrelated to the operating performance of companies, particularly property and casualty insurance companies. These broad market fluctuations have also adversely affected, and may continue to adversely affect, the market price of our common stock.

Future sales of our common stock may adversely affect our common stock price and therefore the trading price of the New Notes.

      We believe that substantially all of the shares of common stock that are outstanding and shares of common stock issued in the future upon the exercise of outstanding options will be freely tradable under the federal securities laws following this offering, subject to certain limitations. These limitations include vesting provisions in option agreements, restrictions in lock-up agreements with certain shareholders, and volume and manner-of-sale restrictions under Rule 144. The future sale of a substantial number of shares of common stock into the public market following this exchange offer, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock, which would, in turn, adversely affect the trading price of the New Notes.

If an active market for the New Notes fails to develop or is not sustained, the trading price and liquidity of the New Notes could be materially adversely affected.

      There is currently no market for the New Notes. We do not intend to apply for listing of the New Notes on any securities exchange or automated quotation system. We do not know if any market for the New Notes will develop, or that any such market will provide liquidity for holders of the New Notes. If a market for the New Notes were to develop, the New Notes could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, our operating results and the market for similar securities. If an active market for the New Notes fails to develop or be sustained, the trading price and liquidity of the New Notes could be materially adversely affected.

We may not have the ability to raise the funds necessary to finance the change of control repurchase option or the repurchase at the option of the holder provision in the New Notes or the conversion of the New Notes.

      Upon the occurrence of your right to make us repurchase your New Notes, on the September 1, 2007, September 1, 2011, and September 1, 2016 purchase dates, we may be required to repurchase all outstanding New Notes in cash. If a change of control occurs before September 1, 2007, we may be required to repurchase your New Notes for cash. In addition, if we make an irrevocable election, we will be required to repurchase up to the principal amount of the New Notes in cash. However, it is possible that we will not have sufficient funds at such time to make the required repurchase of New Notes in cash or that restrictions in our credit facilities or other indebtedness will not allow such repurchases. See “Description of New Notes — Repurchase of New Notes at the Option of Holders,” “— Repurchase at Option of Holder upon a Change of Control” and “— Conversion Consideration.”

The additional shares of common stock payable on New Notes converted in connection with a cash take-over transaction may not adequately compensate you for your New Notes as a result of a cash take-over transaction.

      If a cash take-over transaction occurs, we will in certain circumstances increase the conversion rate on New Notes converted in connection with the cash take-over transactions by a number of additional shares of common stock. The number of additional shares of common stock will be determined based on the date on which the cash take-over transaction becomes effective and the price per share of our common stock in the cash take-over transaction as described under “Description of New Notes — Adjustment to Conversion Rate upon the Occurrence of a Cash Take-Over Transaction — General.” While the increase in the conversion rate upon conversion is designed to compensate you for your New Notes as a result of the cash take-over transaction, the increase is only an approximation of this lost value and may not adequately compensate you for your loss. If the price paid per share of our common stock in the cash take-over transaction is less than $25.00 or equal to or exceeding $100, there will be no increase in the conversion rate. In addition, in certain circumstances upon a change of control arising from our acquisition by a public company, we may elect to adjust the conversion rate as described under “Description of New Notes — Adjustment to Conversion Rate upon the Occurrence of a Cash Take-Over Transaction — Conversion After a Public Acquirer Change of Control” and, if we so elect, holders of New Notes will not be entitled to the increase in the conversion rate described above.

As a holding company, we will depend on distributions from our subsidiaries in order to fulfill our payment obligations on the New Notes.

      Substantially all of our operations are conducted through our subsidiaries and substantially all of our earnings and cash flows are generated by our subsidiaries. As a result, we will depend on the earnings of our subsidiaries in order to pay the interest and repay the principal which we owe and to pay cash dividends to our common shareholders in the future. In addition, we are dependent on the distribution of our subsidiaries’ earnings, loans and other payments by our subsidiaries to us.

      Our subsidiaries are separate and distinct legal entities. They have no obligation to pay any amounts due on the New Notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us is subject to statutory or contractual restrictions and restrictions contained in our current credit facilities. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Therefore, we may not have sufficient cash flow to meet our obligations under the New Notes.

Risks Relating to the Exchange Offer

If you do not exchange your Old Notes, the Old Notes you retain may become less liquid as a result of the exchange offer.

      If a significant number of Old Notes are exchanged in the exchange offer, the liquidity of the trading market for the Old Notes, if any, after the completion of the exchange offer may be substantially reduced. Any Old Notes exchanged will reduce the aggregate number of Old Notes outstanding. As a result, the Old Notes may trade at a discount to the price at which they would trade if the transactions contemplated by this memorandum were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. We cannot assure you that an active market in the Old Notes will exist or be maintained and we cannot assure you as to the prices at which the Old Notes may be traded.

Our Board of Directors has not made a recommendation with regard to whether or not you should tender your Old Notes in the exchange offer and we have not obtained a third-party determination that the exchange offer is fair to holders of the Old Notes.

      We are not making a recommendation as to whether holders of the Old Notes should exchange them. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the Old Notes for purposes of negotiating the terms of the exchange offer and/ or preparing a report concerning the fairness of the exchange offer. We cannot assure holders of the Old Notes that the value of the New Notes received in the exchange offer will in the future equal or exceed the value of the Old Notes tendered and we do not take a position as to whether you ought to participate in the exchange offer.

Risks of Our Business

If we cannot obtain adequate reinsurance protection for some of the risks we have underwritten, we will either be exposed to greater losses from these risks or we will reduce the level of business we underwrite, which will reduce our revenues.

      We purchase reinsurance for significant amounts of risk underwritten by our insurance companies, especially volatile and catastrophic risks. Market conditions beyond our control determine the availability and cost of the reinsurance protection we purchase, which may affect the level of our business and profitability. For instance, the natural attrition of reinsurers who exit lines of business, or who curtail their writings, for economic or other reasons, reduces the capacity of the reinsurance market, causing rates to rise. In addition, the historical results of reinsurance programs and the availability of capital also affect the availability of reinsurance. Our reinsurance facilities are generally subject to annual renewal. We cannot assure you that we can maintain our current reinsurance facilities or that we can obtain other reinsurance facilities in adequate amounts and at favorable rates. Further, we cannot determine what effect catastrophic losses will have on the reinsurance market in general and on our ability to obtain reinsurance in adequate amounts and at favorable rates in particular. If we are unable to renew our expiring facilities or to obtain new reinsurance facilities, either our net exposures would increase or, if we are unwilling to bear an increase in net exposures, we would have to reduce the level of our underwriting commitments, especially catastrophe-exposed risks. Either of these potential developments could have a material adverse effect on our business. The lack of available reinsurance may also adversely affect our ability to generate fee and commission income in our underwriting agency and reinsurance intermediary operations.

If the companies that provide our reinsurance do not pay all of our claims, we could incur severe losses.

      We purchase reinsurance by transferring, or ceding, part of the risk we have assumed to a reinsurance company in exchange for part of the premium we receive in connection with the risk. The part of the risk we retain for our own account is known as the retention. Through reinsurance, we have the contractual right to collect the amount above our retention from our reinsurers. Although reinsurance makes the reinsurer liable to us to the extent the risk is transferred or ceded to the reinsurer, it does not relieve us, the reinsured, of our full liability to our policyholders. Accordingly, we bear credit risk with respect to our reinsurers. We cannot assure you that our reinsurers will pay all of our reinsurance claims, or that they will pay our claims on a timely basis.

      If we become liable for risks we have ceded to reinsurers or if our reinsurers cease to meet their obligations to us, whether because they are in a weakened position as a result of incurred losses or otherwise, our financial position, results of operations and cash flows could be materially adversely affected.

If we are unsuccessful in competing against larger or more well-established business rivals, our results of operations and financial condition will be adversely affected.

      In our specialty insurance operations, we compete in narrowly-defined niche classes of business such as the insurance of private aircraft (aviation), directors’ and officers’ liability (diversified financial products) and employer sponsored, self-insured medical plans (medical stop-loss), as distinguished from such general lines of business as automobile or homeowners insurance. We compete with a large number of other companies in our selected lines of business, including: American International Group and U.S. Aviation Insurance Group (a subsidiary of Berkshire Hathaway, Inc.) in our aviation line of business; SAFECO Corporation and Hartford Life, Inc. in our group life, accident and health line of business; The Chubb Corporation and American International Group in our diversified financial products line of business. We face competition both from specialty insurance companies, underwriting agencies and intermediaries as well as from diversified financial services companies that are larger than we are and that have greater financial, marketing and other resources than we do. Some of these competitors also have longer experience and more market recognition than we do. In addition to competition in the operation of our business, we face competition from a variety of sources in attracting and retaining qualified employees.

      We cannot assure you that we will maintain our current competitive position in the markets in which we operate, or that we will be able to expand our operations into new markets. If we fail to do so, our business could be materially adversely affected.

Because we are a property and casualty insurer, unforeseen catastrophic losses may adversely affect our results of operations, liquidity and financial condition.

      Property and casualty insurers are subject to claims arising out of catastrophes that may have a significant effect on their results of operations, liquidity and financial condition. Catastrophic losses have had a significant impact on our results. Catastrophes can be caused by various events, including hurricanes, windstorms, earthquakes, hailstorms, explosions, severe winter weather and fires and may include man-made events, such as the September 11, 2001 terrorist attacks. The incidence, frequency and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas; however, hurricanes, earthquakes and terrorist attacks may produce significant damage in large, heavily populated areas. For example, during the 2004 hurricane season, the frequency, severity and paths of Hurricanes Charley, Frances, Ivan and Jeanne resulted in losses in a variety of our lines of business. Catastrophes can cause losses in a variety of our property and casualty lines and most of our past catastrophe-related claims have resulted from hurricanes and earthquakes; however, as a result of the September 11, 2001 terrorist attack, we experienced the largest single loss to our insurance company operations in our history. Insurance companies are not permitted to reserve for a catastrophe until it has occurred. In 2004, we estimate that approximately 7% of our current business (based on gross written premium) may be affected by catastrophes. It is therefore possible that a catastrophic event or multiple catastrophic events could have material adverse effect upon our results of operations, liquidity, earnings and financial condition.

Because we operate internationally, fluctuations in currency exchange rates may affect our receivable and payable balances and our reserves, which may adversely affect our results of operations and financial condition.

      We underwrite insurance coverages which are denominated in a number of foreign currencies and we establish and maintain our loss reserves with respect to these policies in their respective currencies. Our net earnings could be adversely affected by exchange rate fluctuations, which would adversely affect receivable and payable balances and reserves. Our principal area of exposure relates to fluctuations in exchange rates between the major European currencies (particularly the British pound sterling and the Euro) and the U.S. dollar. Consequently, a change in the exchange rate between the U.S. dollar and the British pound sterling or the Euro could have an adverse effect on our net earnings.

If we fail to comply with extensive state, federal and foreign regulations, we will be subject to penalties, which may include fines and suspension and which may adversely affect our results of operations and financial condition.

      We are subject to extensive governmental regulation and supervision. Most insurance regulations are designed to protect the interests of policyholders rather than shareholders and other investors. This regulation, generally administered by a department of insurance in each state in which we do business, relates to, among other things:

•	approval of policy forms and premium rates;

•	standards of solvency, including risk-based capital measurements (which are a measure developed by the National Association of Insurance Commissioners and used by state insurance regulators to identify insurance companies that potentially are inadequately capitalized);

•	licensing of insurers and their agents;

•	restrictions on the nature, quality and concentration of investments;

•	restrictions on the ability of our insurance companies to pay dividends to us;

•	restrictions on transactions between insurance companies and their affiliates;

•	restrictions on the size of risks insurable under a single policy;

•	requiring deposits for the benefit of policyholders;

•	requiring certain methods of accounting;

•	periodic examinations of our operations and finances;

•	prescribing the form and content of records of financial condition required to be filed; and

•	requiring reserves for unearned premium, losses and other purposes.

      State insurance departments also conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to the financial condition of insurance companies, holding company issues and other matters.

      Recently adopted federal legislation to modernize financial services may lead to additional federal regulation of the insurance industry in the coming years. Also, foreign governments regulate our international operations. Our business depends on compliance with applicable laws and regulations and our ability to maintain valid licenses and approvals for our operations.

      Some regulatory authorities have relatively broad discretion to grant, renew, or revoke licenses and approvals. Regulatory authorities may deny or revoke licenses for various reasons, including the violation of regulations. In some instances, we follow practices based on our interpretations of regulations, or those we believe to be generally followed by the industry, which may be different from the requirements or interpretations of regulatory authorities. If we do not have the requisite licenses and approvals and do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or otherwise penalize us. That type of action could have a material adverse effect on our business. Also, changes in the level of regulation of the insurance industry (whether federal, state or foreign), or changes in laws or regulations themselves or interpretations by regulatory authorities, could have a material adverse effect on our business.

If the rating agencies downgrade our company or our insurance companies, our results of operations and competitive position in the industry may suffer.

      Ratings have become an increasingly important factor in establishing the competitive position of insurance companies. Our insurance companies are rated by A.M. Best Company, Inc. and Standard & Poor’s Corporation, whose ratings reflect their opinions of an insurance company’s and insurance holding company’s financial strength, operating performance, strategic position and ability to meet its obligations to policyholders and are not evaluations directed to investors. Our ratings are subject to periodic review by those entities and the continued retention of those ratings cannot be assured. If our ratings are reduced from their current levels by those entities, our results of operations could be adversely affected.

Our loss reserves are based on an estimate of our future liability. If actual claims prove to be greater than our reserves, our results of operations and financial condition may be adversely affected.

      We maintain loss reserves to cover our estimated liability for unpaid losses and loss adjustment expenses, including legal and other fees as well as a portion of our general expenses, for reported and unreported claims incurred as of the end of each accounting period. Reserves do not represent an exact calculation of liability. Rather, reserves represent an estimate of what we expect the ultimate settlement and administration of claims will cost. These estimates, which generally involve actuarial projections, are based on our assessment of facts and circumstances then known, as well as estimates of future trends in claims severity, frequency, judicial theories of liability and other factors. These variables are affected by both internal and external events, such as changes in claims handling procedures, inflation, judicial trends and legislative changes. Many of these items are not directly quantifiable in advance. Additionally, there may be a significant reporting delay between the occurrence of the insured event and the time it is reported to us. The inherent uncertainties of estimating reserves are greater for certain types of liabilities, particularly those in which the various considerations affecting the type of claim are subject to change and in which long periods of time may elapse before a definitive determination of liability is made. Reserve estimates are continually refined in a regular and ongoing process as experience develops and further claims are reported and settled. Adjustments to reserves are reflected in the results of the periods in which such estimates are changed. Because setting reserves is inherently uncertain, there can be no assurance that current reserves will prove adequate in light of subsequent events.

We invest a significant amount of our assets in fixed income securities that have experienced market fluctuations. Fluctuations in the fair market value of fixed income securities may greatly reduce the value of our investment portfolio and as a result, our financial condition may suffer.

      As of December 31, 2003, $1.2 billion of our $1.7 billion investment portfolio was invested in fixed income securities. The fair market value of these fixed income securities and the related investment income fluctuate depending on general economic and market conditions. With respect to our investments in fixed income securities, the fair market value of these investments generally increases or decreases in an inverse relationship with fluctuations in interest rates, while net investment income realized by us from future investments in fixed income securities will generally increase or decrease with interest rates. In addition, actual net investment income and/or cash flows from investments that carry prepayment risk (such as mortgage-backed and other asset-backed securities) may differ from those anticipated at the time of investment as a result of interest rate fluctuations. An investment has prepayment risk when there is a risk that the timing of cash flows that result from the repayment of principal might occur earlier than anticipated because of declining interest rates or later than anticipated because of rising interest rates. Although we maintain an investment grade portfolio (97% are rated “A” or better), our fixed income securities are also subject to credit risk. If any of the issuers of our fixed income securities suffer financial setbacks the ratings on the fixed income securities could fall (with a concurrent fall in market value) and, in a worse case scenario, the issuer could default on its financial obligations. Historically, the impact of market fluctuations has affected our financial statements. Because all of our fixed income securities are classified as available for sale, changes in the fair market value of our securities are reflected in our other comprehensive income. Similar treatment is not available for liabilities. Therefore, interest rate fluctuations could adversely affect our shareholders’ equity, total comprehensive income and/or our cash flows. Unrealized pre-tax net investment gains (losses) on investments in fixed-income securities were $(3.7) million, $22.0 million and $0.7 million for the years ended December 31, 2003, 2002 and 2001, respectively.

If states drastically increase the assessment our insurance companies are required to pay, our results of operations and financial condition will suffer.

      Our insurance companies are subject to assessments in most states where we are licensed for the provision of funds necessary for the settlement of covered claims under certain policies provided by impaired, insolvent or failed insurance companies or for the issuance of insurance policies to “high risk” or otherwise uninsured individuals. Maximum contributions required by law in any one year vary by state and have historically been between 1% and 2%

of annual premiums written. We cannot predict with certainty the amount of future assessments. Significant assessments could have a material adverse effect on our financial condition or results of operations.

If we are unable to obtain dividends in needed amounts from our insurance companies as a result of regulatory restrictions and the cash flow from our non-insurance operations is not sufficient, we may not be able to meet our debt, dividend and expense obligations.

      Historically, we have had sufficient cash flow from our non-insurance company subsidiaries to meet our corporate cash flow requirements for paying principal and interest on outstanding debt obligations, dividends to shareholders and corporate expenses. However, in the future we may rely on dividends from our insurance companies to meet these requirements. The payment of dividends by our insurance companies is subject to regulatory restrictions and will depend on the surplus and future earnings of these subsidiaries, as well as the regulatory restrictions. As a result, should our other sources of funds prove to be inadequate, we may not be able to receive dividends from our insurance companies at times and in amounts necessary to meet our obligations.

If we do not make the irrevocable election, we will not be able to meet all of the requirements of EITF 04-8, and our diluted earnings per share will be materially diluted under this accounting standard.

      EITF 04-8 will be effective for our reporting of diluted earnings per share for the year ending December 31, 2004 and for all prior quarters and years reported. Certain provisions of EITF 04-8 will be applied in our calculation of diluted earnings per share based on how we elect to settle the various conversion features of the New Notes. If we do not change the terms of the Old Notes, EITF 04-8 would require us to treat as outstanding, on a fully diluted basis, shares of common stock issuable upon conversion of the Old Notes, thereby diluting our diluted earnings per share. We believe that certain conversion provisions of the New Notes will reduce or eliminate the dilutive effect on our diluted earnings per share. We anticipate meeting the requirements of EITF 04-8 by December 31, 2004. However, if we do not elect to meet all of the requirements of EITF 04-8 by December 31, 2004, or to the extent our Old Notes remain outstanding, the shares of common stock issuable upon conversion of our Old and New Notes will be considered outstanding on a fully dilutive basis, therefore diluting our dilutive earnings per share.

RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of our earnings to fixed charges for the periods indicated are as follows:

	June 30, 2004	2003	2002	2001	2000	1999

Ratio of earnings to fixed charges	25.51	22.84	15.65	6.36	5.13	3.58

      For these ratios, earnings consist of income before interest expense, including amortization of capitalized expenses related to indebtedness, an estimated interest factor (33.3%) of rental expense and income taxes. Fixed charges consist of interest expense, including amounts capitalized and amortization of capitalized expenses related to indebtedness, and an estimated interest factor (33.3%) of rental expense.

MARKET INFORMATION

Price Range of Common Stock

      Our common stock trades on the New York Stock Exchange under the ticker symbol “HCC.”

      The intra-day high and low sale prices for quarterly periods during the period January 1, 2002 through October 15, 2004, as reported by the New York Stock Exchange and the dividends declared were as follows:

	High	Low	Dividends

2004:
Fourth Quarter(through October 15, 2004)	$30.95	$29.12	—
Third Quarter	33.59	28.84	$.085
Second Quarter	34.40	30.45	.075
First Quarter	34.75	30.02	.075
2003:
Fourth Quarter	32.09	28.10	.075
Third Quarter	31.26	28.70	.075
Second Quarter	30.19	25.65	.065
First Quarter	26.46	22.30	.065
2002:
Fourth Quarter	25.70	22.37	.065
Third Quarter	26.60	19.11	.065
Second Quarter	28.30	24.70	.0625
First Quarter	28.95	24.90	.0625

      On October 15, 2004, the last reported sale price of our common stock as reported by the New York Stock Exchange was $29.13 per share.

Shareholders

      We have one class of authorized capital stock, consisting of 250,000,000 shares of common stock, par value $1.00 per share. As of June 30, 2004, there were approximately 64,643,000 shares of issued and outstanding common stock held by approximately 1,000 shareholders of record. We believe there are approximately 20,000 beneficial owners of our common stock.

Dividend Policy

      Beginning in June 1996, we announced a planned quarterly program of paying cash dividends to shareholders. We paid a cash dividend of $0.02 per share in July 1996 and in each succeeding quarter through the first quarter of 1997. We have increased the quarterly cash dividend in each year. Beginning in October 2002, our quarterly dividend was $0.06 per share. Our Board has increased our dividend to $.085 per share effective October 1, 2004. Our Board of Directors may review our dividend policy from time to time, and any determination with respect to future dividends will be made in light of regulatory and other conditions at that time, including our earnings, financial condition, capital requirements, loan covenants and other related factors. Under the terms of our revolving loan facility, we are prohibited from paying dividends in excess of an agreed upon maximum amount in any fiscal year. That limitation should not affect our ability to pay dividends in a manner consistent with our past practice and current expectations.

USE OF PROCEEDS

      We will not receive any proceeds from this exchange offer. Old Notes that are validly tendered and exchanged pursuant to the exchange offer will be retired and canceled. Accordingly, our issuance of New Notes will not result in any cash proceeds to us.

THE EXCHANGE OFFER

Securities Subject to the Exchange Offer

      We are offering, upon the terms and subject to the conditions set forth in this memorandum and the accompanying letter of transmittal, to exchange $1,000 principal amount at maturity of New Notes for each $1,000 principal amount at maturity of validly tendered and accepted Old Notes. We are offering to exchange all of the Old Notes. However, the exchange offer is subject to the conditions described in this memorandum.

      Based on the principal amount of the Old Notes outstanding as of the date of this memorandum, we are offering to acquire up to $172,442,000 aggregate principal amount of Old Notes that are validly tendered on the terms and subject to the conditions set forth in the memorandum and in the accompanying letter of transmittal.

      You may tender all, some or none of your Old Notes, subject to the terms and conditions of the exchange offer. Holders of Old Notes must tender their Old Notes in a minimum $1,000 principal amount and multiples thereof.

      The exchange offer is not being made to, and we will not accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of the offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

      Our Board of Directors and officers do not make any recommendation to the holders of the Old Notes as to whether or not to exchange all or any portion of their Old Notes. In addition, we have not authorized anyone to make any recommendation. You must make your own decision whether to tender your Old Notes for exchange and, if so, the amount of Old Notes to tender.

Conditions to the Exchange Offer

      Notwithstanding any other provisions of this exchange offer, we will not be required to accept for exchange any Old Notes tendered, and we may terminate or amend this offer if any of the following conditions precedent to the exchange offer is not satisfied, or is reasonably determined by us not to be satisfied, and, in our reasonable judgment and regardless of the circumstances giving rise to the failure of the condition, the failure of the condition makes it inadvisable to proceed with the offer or with the acceptance for exchange or exchange and issuance of the New Notes:

      (1) No action or event shall have occurred, failed to occur or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the exchange offer, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

•	challenges the making of the exchange offer or the exchange of Old Notes under the exchange offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer or the exchange of Old Notes under the exchange offer, or

•	in our reasonable judgment, could materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects and our subsidiaries, taken as a whole, or would be material to holders of Old Notes in deciding whether to accept the exchange offer.

      (2) (a) Trading generally shall not have been suspended or materially limited on the NYSE; (b) there shall not have been any suspension or limitation of trading of any of our securities on any exchange or in the over-the-counter market; (c) no general banking moratorium shall have been declared by federal or New York authorities; or (d) there shall not have occurred any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if the effect of any such outbreak, escalation, declaration, calamity or emergency has a reasonable likelihood to make it impractical or inadvisable to proceed with completion of the exchange offer.

      (3) The trustee with respect to the Old Notes shall not have objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of the exchange offer, the exchange of Old Notes under the exchange offer, nor shall the trustee or any holder of Old Notes have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the exchange of the Old Notes under the exchange offer.

      All of the foregoing conditions are for the sole benefit of us and may be waived by us, in whole or in part, in our sole discretion. Any determination that we make concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

      If any of the foregoing conditions are not satisfied, we may, at any time before the expiration of the exchange offer:

      (a) terminate the exchange offer and return all tendered Old Notes to the holders thereof;

      (b) modify, extend or otherwise amend the exchange offer and retain all tendered Old Notes until the expiration date, as may be extended, subject, however, to the withdrawal rights of holders (see “— Expiration Date; Extensions; Amendments,” “— Proper Execution and Delivery of Letter of Transmittal” and “— Withdrawal of Tenders” below); or

      (c) waive the unsatisfied conditions and accept all Old Notes tendered and not previously withdrawn.

      Except for the requirements of applicable United States federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the exchange offer which, if not complied with or obtained, would have a material adverse effect on us.

Expiration Date; Extensions; Amendments

      For purposes of the exchange offer, the term “expiration date” shall mean 5:00 p.m., New York City time, on Thursday, November 18, 2004, subject to our right to extend such date and time for the exchange offer in our sole discretion, in which case, the expiration date shall mean the latest date and time to which the exchange offer is extended.

      We reserve the right, in our sole discretion, to (1) extend the exchange offer, (2) terminate the exchange offer upon failure to satisfy any of the conditions listed above or (3) amend the exchange offer, by giving oral (promptly confirmed in writing) or written notice of such delay, extension, termination or amendment to the exchange agent. Any such extension, termination or amendment will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

      If we amend the exchange offer in a manner that we determine constitutes a material or significant change, we will extend the exchange offer for a period of five to twenty business days, depending upon the significance of the amendment, if the exchange offer would otherwise have expired during such five to twenty business day period. Any change in the consideration offered to holders of Old Notes in the exchange offer shall be paid to all holders whose Old Notes have previously been tendered pursuant to the exchange offer.

      Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will comply with applicable securities laws by disclosing any such amendment by means of a memorandum supplement that we distribute to the holders of the Old Notes. We will have no other obligation to publish, advertise or otherwise communicate any such public announcement other than by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service.

Effect of Tender

      Any valid tender by a holder of Old Notes that is not validly withdrawn prior to the expiration date of the exchange offer will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer and the letter of transmittal. The acceptance of the exchange offer by a tendering holder of Old Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Old Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Absence of Dissenters’ Rights

      Holders of the Old Notes do not have any appraisal or dissenters’ rights under applicable law in connection with the exchange offer.

Acceptance of Old Notes for Exchange

      The New Notes will be delivered in book-entry form on the settlement date which we anticipate will be promptly following the expiration date of the exchange offer, after giving effect to any extensions.

      We will be deemed to have accepted validly tendered Old Notes when, and if, we have given oral (promptly confirmed in writing) or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offer, the issuance of New Notes will be recorded in book-entry form by the exchange agent on the exchange date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the Old Notes for the purpose of receiving book-entry transfers of Old Notes in the exchange agent’s account at DTC. If any validly tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, including if Old Notes are validly withdrawn, such withdrawn Old Notes will be returned without expense to the tendering holder or such Old Notes will be credited to an account maintained at DTC designated by the DTC participant who so delivered such Old Notes, in either case, promptly after the expiration or termination of the exchange offer.

Procedures for Exchange

      If you hold Old Notes and wish to have such securities exchanged for New Notes, you must validly tender, or cause the valid tender of, your Old Notes using the procedures described in this memorandum and in the accompanying letter of transmittal.

      Only registered holders of Old Notes are authorized to tender the Old Notes. The procedures by which you may tender or cause to be tendered Old Notes will depend upon the manner in which the Old Notes are held, as described below.

Tender of Old Notes Held Through a Nominee

      If you are a beneficial owner of Old Notes that are held of record by a custodian bank, depositary, broker, dealer, trust company or other nominee, and you wish to tender Old Notes in the exchange offer, you should contact the record holder promptly and instruct the record holder to tender the Old Notes on your behalf using one of the procedures described below. Your nominee will provide you with its instruction letter, which you must use to give these instructions.

Tender of Old Notes Through DTC

      Pursuant to authority granted by DTC, if you are a DTC participant that has Old Notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your Old Notes as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants with Old Notes credited to their accounts. If you are not a DTC participant, you may tender your Old Notes by book-entry transfer by contacting your broker or opening an account with a DTC participant. Within two business days after the date of this memorandum, the exchange agent will establish accounts with respect to the Old Notes at DTC for purposes of the exchange offer.

      Any participant in DTC may tender Old Notes effecting a book-entry transfer of the Old Notes to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through DTC’s Automated Tender Offer Program, or ATOP, procedures for transfer; if ATOP procedures are followed, DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant tendering Old Notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to 5:00 p.m. New York City time on the expiration date of the exchange offer; or

      The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP.

      The letter of transmittal (or facsimile thereof), with any required signature guarantees and other required documents, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, must be transmitted to and received by the exchange agent prior to the expiration date of the exchange offer at one of its addresses set forth on the back cover page of this memorandum. Delivery of such documents to DTC does not constitute delivery to the exchange agent.

Letter of Transmittal

      Subject to and effective upon the acceptance for exchange and exchange of New Notes for Old Notes tendered by a letter of transmittal, by executing and delivering a letter of transmittal (or agreeing to the terms of a letter of transmittal pursuant to an agent’s message), a tendering holder of Old Notes:

•	irrevocably sells, assigns and transfers to or upon our order all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of the Old Notes tendered thereby;

•	waives any and all rights with respect to the Old Notes;

•	releases and discharges us and the trustee with respect to the Old Notes from any and all claims such holder may have, now or in the future, arising out of or related to the Old Notes, including, without limitation, any claims that such holder is entitled to participate in any redemption of the Old Notes;

•	represents and warrants that the Old Notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

•	designates an account number of a DTC participant in which the New Notes are to be credited; and

•	irrevocably appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered Old Notes, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the Old Notes tendered to be assigned, transferred and exchanged in the exchange offer.

Proper Execution and Delivery of Letter of Transmittal

      If you wish to participate in the exchange offer, delivery of your Old Notes, signature guarantees and other required documents is your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you (1) use registered mail with return receipt requested, properly insured, and (2) mail the required items sufficiently in advance of the expiration date with respect to the exchange offer to allow sufficient time to ensure timely delivery.

      Except as otherwise provided below, all signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. Signatures on a letter of transmittal need not be guaranteed if:

•	the letter of transmittal is signed by a participant in DTC whose name appears on a security position listing of DTC as the owner of the Old Notes and the holder(s) has not completed the portion entitled “Special Issuance and Payment Instructions” on the letter of transmittal; or

•	the Old Notes are tendered for the account of an eligible guarantor institution.

Guaranteed Delivery Procedures

      Holders who wish to tender their Old Notes and:

•	whose Old Notes are not immediately available;

•	who cannot complete the procedures for book-entry transfer on a timely basis;

•	who cannot deliver their Old Notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

•	who cannot complete a tender of Old Notes held in book-entry form using DTC’s ATOP procedures on a timely basis;

may effect a tender if they tender through an eligible institution or if they tender using ATOP’s guaranteed delivery procedures.

      A tender of Old Notes made by or through an eligible guarantor institution will be accepted if:

      (1) prior to 5:00 p.m. New York City time, on the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, e-mail or hand delivery, that:

•	sets forth the name and address of the holder and the principal amount of the Old Notes tendered,

•	states that the tender is being made, and

•	guarantees that, within five business days after the expiration date, a properly completed and validly executed letter of transmittal or facsimile, together with a confirmation of book-entry transfer into the exchange agent’s account at DTC of Old Notes delivered electronically, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

      (2) the properly completed and executed letter of transmittal or a facsimile together with a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

      A tender made through DTC’s ATOP will be accepted if:

      (3) prior to 5:00 p.m. New York City time, on the expiration date, the exchange agent receives an agent’s message from DTC stating that DTC has received an express acknowledgement from the participant in DTC tendering the Old Notes that they have received and agree to be bound by the notice of guaranteed delivery; and

      (4) the exchange agent receives, within five business days after the expiration date, either:

•	a book-entry conformation, including an agent’s message, transmitted via DTC’s ATOP procedures; or

•	a properly completed and executed letter of transmittal or a facsimile and all other documents required by the letter of transmittal.

      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

      Tenders of Old Notes in connection with the exchange offer may be withdrawn at any time prior to 5:00 p.m. the expiration date of the exchange offer, but you must withdraw all of your Old Notes previously tendered. Tenders of Old Notes may not be withdrawn at any time after such date unless the exchange offer is extended, in which case tenders of Old Notes may be withdrawn at any time prior to the expiration date, as extended.

      Beneficial owners desiring to withdraw Old Notes previously tendered should contact the DTC participant through which such beneficial owners hold their Old Notes. In order to withdraw Old Notes previously tendered, a DTC participant may, prior to the expiration date of the exchange offer, withdraw its instruction previously transmitted through ATOP by (i) withdrawing its acceptance through ATOP or (ii) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. The method of notification is at the risk and election of the holder and must be timely received by the exchange agent. Withdrawal of a prior instruction will be effective upon receipt of the notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. However, signatures on the notice of withdrawal need not be guaranteed if the Old Notes being withdrawn are held for the account of an eligible guarantor institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which such withdrawal relates. A DTC participant may withdraw a tender only if such withdrawal complies with the provisions described in this paragraph.

      Withdrawals of tenders of Old Notes may not be rescinded and any Old Notes withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Properly withdrawn Old Notes, however, may be retendered by following the procedures described above at any time prior to the expiration date of the exchange offer.

Miscellaneous

      All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes in connection with the exchange offer will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Old Notes in the exchange offer, and the interpretation by us of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties, provided that we will not waive any condition to the offer with respect to an individual holder of Old Notes unless we waive that condition for all such holders. None of us, the exchange agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

      Tenders of Old Notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Old Notes received by the exchange agent in connection with the exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the DTC participant who delivered such Old Notes by crediting an account maintained at DTC designated by such DTC participant promptly after the expiration date of the exchange offer or the withdrawal or termination of the exchange offer.

Transfer Taxes

      We will pay all transfer taxes, if any, applicable to the transfer and exchange of Old Notes to us in the exchange offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include:

•	if New Notes in book-entry form are to be registered in the name of any person other than the person signing the letter of transmittal; or

•	if tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal.

      If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the Old Notes tendered by such holder.

Exchange Agent

      Wachovia Bank, National Association has been appointed the exchange agent for the exchange offer. Letters of transmittal, notices of guaranteed delivery and all correspondence in connection with the exchange offer should be sent or delivered by each holder of Old Notes, or a beneficial owner’s custodian bank, depositary, broker, dealer, trust company or other nominee, to the exchange agent at the address set forth on the back cover page of this memorandum. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Other Fees and Expenses

      Tendering holders of Old Notes will not be required to pay any expenses of soliciting tenders in the exchange offer. However if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

DESCRIPTION OF NEW NOTES

      We will issue the New Notes under an indenture, as supplemented by a supplemental indenture, between us and Wachovia Bank, National Association, as trustee, referred to in this memorandum as the “senior indenture.” In this section of the memorandum when we use the terms “HCC,” “we,” “our,” or “us,” we are referring only to HCC Insurance Holdings, Inc. and not any of our subsidiaries.

General

      The New Notes will be limited to $172,442,000 aggregate principal amount. The New Notes will mature on September 1, 2021.

      Interest on any tendered Old Notes will accrue up to but not including the expiration date of the exchange offer. Such accrued and unpaid interest on any tendered Old Notes will be paid on the expiration date of the exchange offer, the same date the New Notes to be offered in the exchange offer will be issued. Accordingly, there will not be a gap in the interest accrual on the Old Notes exchanged in the exchange offer.

      Interest on the New Notes accrues at a rate of 2.00% per annum from the expiration date, payable semiannually on March 1 and September 1 of each year or, if such day is not a business day, on the next succeeding business day, commencing on March 1, 2005. We will make each interest payment in cash to the holders of record of the New Notes on each February 15 and August 15 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      The New Notes will be payable both as to principal and interest on presentation, if in certificated form, at the offices or agencies we maintain for such purpose within the city and state of New York or, at our option, payment of interest may be made by check mailed to the holders of the New Notes at their respective addresses set forth in the register of holders of New Notes or by wire transfer of immediately available funds to an account previously specified in writing by the holder to us and the trustee.

      However, we will pay interest by wire transfer of immediately available funds at the election of any holder with an aggregate principal amount of New Notes in excess of $2.0 million. Payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

      We may not reissue a New Note that has matured, been converted, repurchased by us at the option of a holder, redeemed or otherwise cancelled.

      Holders may present New Notes for conversion at the office of the conversion agent, which agent will initially be the trustee. Holders may present New Notes for registration of transfer at the office of the trustee.

      The New Notes are not subject to defeasance or covenant defeasance.

Ranking of New Notes

      The New Notes will be unsecured and unsubordinated indebtedness of ours and will rank on a parity with our other unsecured and unsubordinated indebtedness. The New Notes will not be guaranteed by any of our subsidiaries, and, accordingly, the New Notes will be effectively subordinated to the claims of our subsidiaries’ creditors, including trade creditors. The New Notes do not limit the ability of our subsidiaries to incur indebtedness. As of June 30, 2004, our subsidiaries had liabilities of approximately $3.8 billion, including guarantees of our indebtedness.

      The New Notes will not be secured by any of our assets. The New Notes do not restrict us and our subsidiaries from incurring additional secured and unsecured debt. As of June 30, 2004, we and our subsidiaries had outstanding secured debt of $25.2 million, including letters of credit, which does not include capital leases. Holders of secured debt would have claims on the assets securing such indebtedness prior to the holders of the New Notes.

Conversion Rights

      The initial conversion price is $32.00 per share of our common stock, which is equivalent to a conversion rate of 31.25 shares for each $1,000 principal amount of New Notes. If you surrender your New Notes for conversion, we will deliver common stock, or if we elect cash or a combination of cash and shares of our common stock as described below under “— Conversion Consideration.” The conversion price and, therefore the conversion rate, is subject to adjustment upon the occurrence of certain events described below. Holders may convert their New Notes in part so long as that part is $1,000 principal amount or an integral multiple of $1,000.

      Holders may surrender New Notes for conversion into shares of common stock in any calendar quarter, if, as of the last day of the preceding calendar quarter, the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the quarter was more than 120% of the conversion price per share of common stock on the last trading day of the quarter. The conversion agent will, on our behalf, determine at the end of each quarter if the New Notes are convertible and notify us and the trustee. If the New Notes are convertible as of the end of a quarter, we will issue a press release indicating that the New Notes are convertible and will publish such information on our website.

      Even if the condition in the preceding paragraph has not been satisfied, holders may surrender New Notes for conversion in the following circumstances:

•	if the New Notes have been called for redemption, the New Notes may be surrendered for conversion at any time prior to the close of business on the second business day prior to the redemption date. The redemption price will be paid in cash.

•	if we are party to a consolidation, merger or binding share exchange pursuant to which the shares of our common stock would be converted into cash, securities or other property, the New Notes may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction. At the effective time of such transaction, the right to convert a New Note into shares of common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property of HCC or another person which the holder would have received if the holder had converted the holder’s note immediately prior to the effective time of the transaction. If the transaction also constitutes a change in control occurring prior to September 1, 2006, the holder will be able to require us to purchase all or a portion of such holder’s New Notes as described under “— Change in Control Requires Repurchase of New Notes by Us at the Option of the Holder.”

•	if, at any time after the expiration date of the exchange offer, the New Notes are rated below “BBB-,” or are not rated at all, by Standard & Poor’s Rating Services.

      A New Note for which a holder has delivered a repurchase notice or a change in control repurchase notice, as described below, requiring us to repurchase the New Note, may be surrendered for conversion only if the notice is withdrawn in accordance with the senior indenture, unless we default in payment of the applicable repurchase price or change of control repurchase price.

      We will not make any payment or other adjustment upon any conversion of New Notes on account of any interest accrued on the New Notes surrendered for conversion from the interest payment date preceding the date of conversion, or on account of any dividends on any common stock issued upon conversion of the New Notes. If any New Notes are converted during the period after any record date for the payment of an installment of interest but before the next interest payment date, interest on those New Notes will be paid on the next interest payment date, notwithstanding such conversion, to the holder of record of those New Notes on the record date. However, any New

Notes that are delivered to us for conversion after any record date but before the next interest payment date must be accompanied by a payment equal to the interest payable on such interest payment date on the principal amount of New Notes being converted, except in the following circumstances:

•	if, during that period between a record date and the next interest payment date, a conversion occurs on or after the date that we have issued a redemption notice and prior to the date of redemption, or

•	if a repurchase notice or change of control repurchase notice delivered by the holder has not been withdrawn, and the conversion rights of the holder would terminate between the period between such record date and the interest payment date, or

•	if, at the time of conversion, we are in default on the payment of interest on the New Notes.

Conversion Consideration

      The number of shares of common stock issuable upon conversion of a New Note will equal the principal amount of a New Note or portion thereof surrendered for conversion divided by the conversion price on the date of conversion.

      We may elect at any time to satisfy all or any portion of our obligation (the “conversion obligation”) in cash. At our option, we can make this election irrevocable. Once you have been notified of the irrevocable election by the trustee, no further cash election notices are required, and you will only receive common stock to the extent the conversion obligation exceeds the principal amount of the New Notes being converted.

      If we make an election to satisfy all or any portion of the conversion obligation in cash, and we have not made our irrevocable election, we will notify you through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation, as a fixed dollar amount or in the event of an irrevocable election, pursuant to the formula set forth below) at any time on or before the date that is two business days following receipt of your notice of conversion (“cash settlement notice period”). If we timely elect to pay cash for any portion of the shares of common stock otherwise issuable to you, you may retract the conversion notice at any time during the two business day period beginning on the day after the final day of the cash settlement notice period (“conversion retraction period”); no such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares of common stock (other than cash in lieu of fractional shares). If we make an irrevocable election as described in the previous paragraph, we will, at the time of the election, provide notice to you through the trustee and you will no longer have any withdrawal rights once you give notice of conversion. Unless the conversion notice has been retracted, settlement (in cash and/or shares) will occur on the business day following the final day of the 10 trading day period beginning on the day after the final day of the conversion retraction period (the “cash settlement averaging period”). Following an irrevocable election, there are no withdrawal rights. Therefore, the beginning of the cash settlement averaging period will commence upon delivery of a conversion notice. Settlement amounts will be computed as follows:

(1) If we elect to satisfy the entire conversion obligation in shares of our common stock, we will deliver to you a number of shares of our common stock equal to the principal amount of a New Note or portion thereof surrendered for conversion divided by the conversion price on the date of conversion.

(2) If we elect to satisfy the entire conversion obligation in cash, we will deliver to you cash in an amount equal to (i) the aggregate principal amount of New Notes to be converted divided by the conversion price multiplied by (ii) the average closing price of shares of our common stock during the cash settlement averaging period on the New York Stock Exchange.

(3) If we elect to satisfy a fixed portion (other than 100%) of the conversion obligation in cash, we will deliver to you such cash amount (“cash amount”) and a number of shares, if any, equal to (i) the excess between the amount of cash that would be delivered if we were to elect to satisfy the entire conversion obligation in cash, calculated as set forth in item (2) of this paragraph, and the cash amount to be paid to you divided by (ii) the conversion price.

(4) If we make an irrevocable election, for each $1,000 principal amount of New Notes to be converted, we will deliver to you:

•	cash equal to the lesser of (i) $1,000 and (ii) the average during the cash settlement averaging period of the product of the conversion rate on each day multiplied by the closing price of shares of our common stock on the New York Stock Exchange on each day, and

•	a number of shares of common stock equal to the excess, if any, of (i) the average of the conversion rate in effect for each day of the cash settlement averaging period over (ii) the average of the result of $1,000 divided by the closing price of shares of our common stock for each day during the cash settlement averaging period on the New York Stock Exchange.

Conversion Rate Adjustments

      A certificate for the number of full shares of common stock into which any of the New Notes is converted, together with any cash payment for fractional shares and for accrued interest on the New Notes, will be delivered through the conversion agent as soon as practicable following the conversion date. For a discussion of the tax treatment of a holder receiving shares of common stock upon surrendering New Notes for conversion, see “Certain United States Federal Income Tax Considerations — U.S. Holders.”

      The conversion price will be adjusted for:

(1) the issuance of our common stock as a dividend or distribution to all holders of our common stock;

(2) subdivisions and combinations of our common stock;

(3) the issuance to all holders of shares of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the market price of our common stock on the business day immediately preceding the date of announcement of the issuance;

(4) distributions to all holders of our common stock of shares of our capital stock, evidences of our indebtedness, or other assets, including securities but excluding:

•	common stock referred to in item (1) above,

•	rights or warrants referred to in item (3) above,

•	any dividends or distributions of stock, securities or other property or assets in connection with a reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the third succeeding paragraph, and

•	any dividends or distributions paid exclusively in cash;

(5) distributions consisting exclusively of cash to all holders of our common stock to the extent that those distributions, combined together with:

•	all other all-cash distributions made within the preceding 12 months for which no adjustment has been made, plus

•	any cash and the fair market value of other consideration paid for in any tender offers by us or any of our subsidiaries for our common stock expiring within the preceding 12 months for which no adjustment has been made, exceeds 10% of our market capitalization on the record date for that distribution. Our “market capitalization,” as of any date, is the product of the sale price of our common stock on such date times the number of shares of our common stock then outstanding; and

(6) purchases of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves an aggregate consideration that, together with:

•	any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding the tender offer for which no adjustment has been made, plus

•	the aggregate amount of any all-cash distributions referred to in the immediately preceding bullet point to all holders of our common stock within 12 months preceding the expiration of the tender offer for which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of the tender offer.

      We will not make any adjustment if holders of New Notes may participate in the transactions described above or in certain other cases. In cases:

•	where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities that are applicable to one share of common stock and are distributed to shareholders equals or exceeds the average sale price of our common stock over a specified period, or

•	in which the average sale price of our common stock over a specified period exceeds the fair market value of the assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion price, the holder of a New Note will be entitled to receive upon conversion, in addition to the shares of common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that the holder would have received if the holder had converted its New Notes immediately prior to the record date for determining the shareholders entitled to receive the distribution.

      We will not make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price in effect at that time. We will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made.

      If we:

•	reclassify or change our common stock (other than changes resulting from a subdivision or combination), or

•	consolidate or combine with or merge into or are a party to a binding share exchange with any person or sell or convey to another person all or substantially all of our property and assets, and the holders of our common stock receive (or the common stock is converted into) stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, then, at the effective time of the transaction the holders of the New Notes may convert the New Notes into the consideration they would have received if they had converted their New Notes immediately prior to the reclassification, change, consolidation, combination, merger sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

      In the event that we distribute shares of capital stock of a subsidiary of ours, the conversion price will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution.

      In the event we elect to make a distribution described in paragraphs numbered (3) or (4) above which, in the case of paragraph (4), has a per share value equal to more than 10% of the closing sale price of our shares of common stock on the day preceding the declaration date for the distribution, then, if the New Notes are otherwise convertible, we will be required to give notice to the holders of New Notes at least 20 days prior to the ex-dividend date for the distribution and, upon the giving of notice, the New Notes may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until we announce that the distribution will not take place. No adjustment to the conversion price or the ability of a holder of a New Note to convert will be made if the holder will otherwise participate in the distribution without conversion or in certain other cases.

      If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price, you may in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See “Certain United States Federal Income Tax Considerations — U.S. Holders.”

      To the extent permitted by law, from time to time we may reduce the conversion price of the New Notes by any amount for any period. In that case, we will give at least 20 business days notice of the reduction. We may also reduce the conversion price, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. Any such reduction, however, will not be taken into account for purposes of determining whether the closing price of our common stock exceeds the conversion price by 105% in connection with an event which would otherwise be a change in control.

Redemption of New Notes at Our Option

      At any time on or after September 1, 2007, we may redeem the New Notes, in whole or in part, on at least 30 but no more than 60 days notice, for cash at a redemption price equal to the principal amount of the New Notes plus accrued and unpaid interest on the New Notes to (but excluding) the redemption date.

      If we redeem less than all of the outstanding New Notes, the trustee will select the New Notes to be redeemed in integral multiples of $1,000 by any method the trustee shall deem fair and appropriate. If a portion of your New Notes is selected for partial redemption and you convert a portion of the New Notes, the portion selected for redemption will be converted. We may not give notice of any redemption if we have defaulted in payment of interest and the default is continuing.

Mandatory Redemption

      We are not required to make mandatory redemption or sinking fund payments with respect to the New Notes.

Repurchase of New Notes at the Option of Holders

      You have the right to require us to repurchase the New Notes on September 1, 2007, September 1, 2011 and September 1, 2016. We will be required to repurchase any outstanding New Note for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the New Notes listed in the notice. Our repurchase obligation will be subject to certain additional conditions.

      We are required to repurchase any such New Notes at a repurchase price equal to the principal amount of the New Notes plus accrued and unpaid interest to (but excluding) the purchase date. We will pay the repurchase price in cash. For a discussion of the tax treatment of a New Note holder receiving cash, see “Certain United States Federal Income Tax Considerations — U.S. Holders.”

      We will be required to give notice on a date not less than 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar (and to beneficial owners as required by applicable law) stating among other things the procedures that holders must follow to require us to repurchase their New Notes.

      Your right to require us to repurchase New Notes is exercisable by delivering a written repurchase notice to the paying agent within 20 business days of the repurchase date. The paying agent will initially be the trustee.

      The repurchase notice must state:

(1) the certificate numbers of the holder’s New Notes to be delivered for repurchase (or, if your New Notes are not certificated, your repurchase notice must comply with appropriate DTC procedures);

(2) the portion of the principal amount of New Notes to be repurchased, which must be $1,000 or an integral multiple of $1,000; and

(3) that the New Notes are to be repurchased by us pursuant to the applicable provisions of the New Notes and the third supplemental indenture.

      You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall state:

•	the principal amount of the New Notes being withdrawn;

•	the certificate numbers of the New Notes being withdrawn (or, if your New Notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount of the New Notes that remains subject to the repurchase notice, if any, which must be $1,000 or an integral multiple of $1,000.

      Our obligation to pay the repurchase price for a New Note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon book-entry transfer or physical delivery of the New Note, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the purchase price for the New Note to be made promptly following the later of the repurchase date or the time of book-entry transfer or physical delivery of the New Note.

      If the paying agent holds money or securities sufficient to pay the repurchase price of a New Note on the business day following the repurchase date in accordance with the senior indenture, then, immediately after the repurchase date, the New Note will cease to be outstanding and interest will cease to accrue, whether or not book-entry transfer is made or the New Note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the New Note.

      Our ability to repurchase New Notes with cash may be limited by the terms of our then existing indebtedness, financial agreements or financial resources.

      We may not repurchase any New Notes at the option of holders if an event of default with respect to the New Notes has occurred and is continuing, other than a default in the payment of the repurchase price with respect to such New Notes.

      In connection with any repurchase offer, we will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934 which may then be applicable. We will file a Schedule TO or any other required schedule under the Securities Exchange Act of 1934.

Adjustment to Conversion Rate upon the Occurrence of a Cash Take-Over Transaction

General

      A cash take-over transaction is a change of control pursuant to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such transaction consists of cash or securities (or other property) that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or quoted on the NASDAQ National Market. If and only to the extent you elect to convert your New Notes in connection with a cash take-over transaction, we will increase the conversion rate for the New Notes surrendered for conversion by a number of additional shares (the “additional shares”) as described below.

      The number of additional shares will be determined by reference to the table below, based on the date on which such cash take-over transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share for our common stock in such cash take-over transaction. If holders of our common stock receive only cash in such cash take-over transaction, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock on the five trading days prior to but not including the effective date of such cash take-over transaction.

      The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the New Notes is adjusted, as described above under “— Conversion Rights.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “— Conversion Rights.”

      The following table sets forth the hypothetical stock price and number of additional shares to be issuable per $1,000 principal amount of New Notes:

Effective
Date of
Cash	Stock Price
Take-Over
Transaction	$25.00	$27.00	$29.00	$31.00	$33.00	$35.00	$37.00	$39.00	$41.00	$43.00	$45.00	$50.00	$60.00	$70.00	$85.00	$100.00

9/1/2004	8.75	7.09	5.52	4.30	3.36	2.63	2.06	1.63	1.29	1.03	0.82	0.49	0.19	0.09	0.03	0.00
9/1/2005	8.75	6.87	5.17	3.87	2.89	2.15	1.60	1.19	0.89	0.67	0.51	0.26	0.09	0.04	0.01	0.00
9/1/2006	8.75	6.37	4.46	3.04	2.02	1.31	0.84	0.53	0.33	0.21	0.13	0.05	0.02	0.01	0.00	0.00
9/1/2007	8.75	5.79	3.23	1.01	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

      The stock prices and additional share amounts set forth above are based upon a common stock price of $25.00 on August 17, 2001 and an initial conversion price of $32.00.

      The exact stock prices and effective dates may not be set forth in the table above, in which case the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year. If the stock price is equal to or exceeds $100 per share or less than $25.00 per share (subject to adjustment), no additional shares will be issuable upon conversion.

      Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 40 per $1,000 principal amount of New Notes, subject to adjustments in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

      Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion After a Public Acquirer Change of Control

      Notwithstanding the foregoing, in the case of a public acquirer change of control (as defined below), we may, in lieu of increasing the conversion rate by additional shares as described in “— Adjustment to Conversion Rate upon the Occurrence of a Cash Take-Over Transaction — General,” elect to adjust the conversion rate and the related conversion obligation such that upon conversion we will deliver cash and a number of shares of the public acquirer’s common stock (as defined below). Such adjustment will be permanent although your right to convert the New Notes will still be subject to the satisfaction of the conditions to conversion described under “— Conversion Rights” above.

      The conversion rate will be adjusted by a fraction calculated by dividing the average price of our common stock by the average price of the public acquirer’s common stock.

      The average price will be calculated based on the closing sale price for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control

      A “public acquirer change of control” means any event constituting a cash take-over transaction that would otherwise obligate us to increase the conversion rate as described above under “— Adjustment to Conversion Rate upon the Occurrence of a Cash Take-Over Transaction — General” and the acquirer has a class of common stock traded on a U.S. national securities exchange or quoted on the NASDAQ National Market or which will be so traded or quoted when issued or exchanged in connection with such cash take-over transaction (the “public acquirer common stock”). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have “public acquirer common stock” if a parent corporation that directly or indirectly wholly owns the acquirer, has a class of common stock satisfying the foregoing requirement and that parent corporation provides a guarantee to the New Notes; in such case, all references to public acquirer common stock shall refer to such class of common stock.

      We are required to notify holders of our election in our notice to holders of such transaction. As described under “— Conversion Rights”, you may convert your New Notes upon a public acquirer change of control during the period specified therein. In addition, the holder can also, subject to certain conditions, require us to repurchase all or a portion of their New Notes as described under “— Repurchase of New Notes at the Option of Holders.”

Change in Control Requires Repurchase of New Notes by Us at the Option of the Holder

      In the event of a change in control occurring on or prior to September 1, 2007, you will have the right, at your option and subject to the terms and conditions of the senior indenture, to require us to repurchase for cash all or any portion of the principal amount of your New Notes not previously called for redemption, in integral multiples of $1,000, at a price equal to the aggregate principal amount of the New Notes to be repurchased, together with interest accrued to, but excluding, the repurchase date. We will be required to repurchase the New Notes no later than 40 business days after the occurrence of such change in control. We refer to this date in this memorandum as the “change in control purchase date.”

      Within 15 business days after the occurrence of a change in control, we must mail to the trustee, the paying agent and to all holders of New Notes at their addresses shown in the register of the registrar (and to beneficial owners as required by applicable law) a notice regarding the change in control, which notice must state, among other things:

•	the events, briefly, causing a change in control;

•	the date of such change in control;

•	the last date on which a holder may exercise the repurchase right;

•	the change in control repurchase price;

•	the change in control repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion price and any adjustments to the conversion price;

•	that New Notes with respect to which a change in control repurchase notice is given by the holder may be converted, if otherwise convertible, only if the change in control repurchase notice has not been withdrawn in accordance with the terms of the senior indenture;

•	the procedures that holders must follow to exercise these rights; and

•	the procedures that holders must follow to withdraw a notice regarding the exercise of the repurchase right.

      To exercise this right, you must deliver a written notice so as to be received by the paying agent no later than the close of business on the third business day prior to the change in control repurchase date. The required repurchase notice upon a change in control must state:

•	the certificate numbers of the New Notes to be delivered by the holder (or, if the New Notes are not certificated, your repurchase notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of New Notes to be repurchased, which portion must be $1,000 or an integral multiple of $1,000;

•	that we are to repurchase such New Notes pursuant to the applicable provisions of the senior indenture; and

•	the procedures that holders must follow to withdraw a notice regarding the exercise of the repurchase right.

      You may withdraw any change in control repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the change in control purchase date.

      The notice of withdrawal must state:

•	the principal amount of the New Notes being withdrawn;

•	the certificate numbers of the New Notes being withdrawn (or, if the New Notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount of the New Notes that remain subject to a change in control repurchase notice.

      Our obligation to pay the change in control repurchase price for the New Notes for which a change in control repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the New Notes, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control repurchase notice. We will cause the change in control repurchase price for such New Notes to be paid promptly following the later of the change in control repurchase date or the time of delivery of such New Notes.

      If the paying agent holds money sufficient to pay the change in control repurchase price of the New Notes on the change in control repurchase date in accordance with the terms of the senior indenture, then, immediately after the change in control repurchase date, interest on such New Notes will cease to accrue, whether or not the New Notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the change in control repurchase price upon delivery of the New Note.

      Under the senior indenture, a “change in control” is deemed to have occurred at such time as:

•	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than HCC or our subsidiaries, is or becomes the direct or indirect beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934) of 50% or more of the total voting power of all shares of our common stock entitled to vote generally in elections of directors; or

•	the Company consolidates with, merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with or merges with or into, the Company, pursuant to a transaction in which the Company’s voting shares are converted into or exchanged for cash, securities or other property, except a transaction where the Company’s voting shares are converted into or exchanged for voting shares of the surviving or transferee corporation (other than voting shares that mature or are redeemable for cash or debt securities prior to the maturity date of the New Notes) constituting a majority of the outstanding voting shares of the surviving or transferee corporation immediately after giving effect to their issuance; or

•	at any time during any consecutive two-year period, the following persons cease for any reason to constitute a majority of the board of directors of the Company:

•	individuals who at the beginning of such period constituted the board of directors of HCC; or

•	any new directors whose election by the board of directors of HCC or whose nomination for election by our shareholders was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved; or

•	we are liquidated or dissolved or adopt a plan of liquidation.

      However, a change of control will not be deemed to have occurred if either:

•	the closing price per share of our common stock for any five days within the period of ten consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first bullet point in the preceding paragraph, or the period of ten consecutive trading days ending immediately before the change of control, in the case of a change of control under the second and third bullet points in the preceding paragraph, equals or exceeds 105% of the conversion price of the New Notes in effect on each of those trading days; or

•	all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in a merger or consolidation otherwise constituting a change in control under the first and second bullet points in the preceding paragraph above consists of shares of common stock traded on a national securities exchange or quoted on The NASDAQ National Market, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the New Notes become convertible solely into such common stock.

      The senior indenture does not permit our board of directors to waive our obligation to repurchase New Notes at the option of holders in the event of a change in control.

      In connection with any repurchase offer in the event of a change in control, we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934 which may then be applicable; and

•	file Schedule TO or any other required schedule under the Securities Exchange Act of 1934.

      The change in control repurchase feature of the New Notes may in certain circumstances make more difficult or discourage a takeover of HCC. The change in control repurchase feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate shares of our common stock;

•	to obtain control of us by means of a merger, tender offer, solicitation or otherwise; or

•	by management to adopt a series of anti-takeover provisions.

      We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control repurchase feature of the New Notes but which would increase the amount of our (or our subsidiaries’) outstanding indebtedness.

      We may not repurchase New Notes at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the New Notes, other than a default in the payment of the change in control repurchase price with respect to the New Notes.

      We may be unable to repurchase the New Notes in the event of a change of control. If a change of control were to occur, we may not have enough funds to pay the redemption price for all tendered New Notes. In addition, in certain situations, a change of control could result in an event of default under our current forms of indebtedness. Any future credit agreements or other agreements relating to our indebtedness may contain similar provisions, or expressly prohibit the repurchase of the New Notes upon a change of control or may provide that a change of control constitutes an event of default under that agreement. If a change of control occurs at a time when we are prohibited from purchasing or redeeming New Notes, we could seek consent of our lenders to redeem the New Notes or could attempt to refinance this debt. If we were not able to obtain such a consent, we could not purchase or redeem the New Notes. Our failure to redeem tendered New Notes would constitute an event of default under the senior indenture, which might constitute a default under the terms of our other indebtedness.

Events of Default

      In addition to the events of default set forth in the memorandum and any other events of default set forth in the senior indenture, with respect to the New Notes, each of the following events is defined as an “event of default”:

•	default by us in the performance, or breach, of any other covenant or warranty in the New Notes or the senior indenture (other than a default in the performance or breach of a covenant or warranty that is otherwise addressed) with respect to the New Notes for 60 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of the New Notes;

•	any event of default under any mortgage, senior indenture or other instrument of HCC under which any indebtedness for borrowed money in an aggregate principal amount exceeding $35,000,000 shall become due and payable prior to the date upon which it is otherwise due and payable, if such acceleration is not rescinded or annulled within 30 days after written notice provided in accordance with the senior indenture;

•	default in payment of the principal amount, redemption price, repurchase price, or change in control repurchase price with respect to any New Note when it becomes due and payable;

•	default in payment of any accrued and unpaid interest which default continues for 30 days; and

•	failure by us to convert any portion of the principal amount of a New Note in accordance with its terms following exercise by the holder of the New Note of the right to convert the New Note.

      If there is an event of default on the New Notes, the aggregate principal amount of the New Notes then outstanding plus the accrued but unpaid interest may be declared immediately due and payable. These amounts automatically become due and payable in certain circumstances.

      If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the New Notes then outstanding may declare the principal amount of the New Notes plus the accrued but unpaid interest on the New Notes through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy or our insolvency, the aggregate principal amount of the New Notes then outstanding plus the accrued but unpaid interest thereon through the occurrence of such event shall automatically become and be immediately due and payable.

Modification

      We and the trustee may enter into supplemental indentures that add, change or eliminate provisions of the senior indenture or modify the rights of the holders of the New Notes with the consent of the holders of at least a majority in principal amount of the New Notes then outstanding. However, the senior indenture may not be modified or amended to:

•	change the stated maturity of the principal of, or any installment of principal of or any interest on, any debt security;

•	reduce the principal amount of any debt security;

•	reduce the rate of interest on any debt security;

•	reduce any additional amounts payable on any debt security;

•	reduce any premium payable upon the redemption of any debt security;

•	reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of its maturity under the terms of the senior indenture;

•	change any place of payment where, or the currency in which any debt security or any premium or interest on, that debt security is payable;

•	impair the right to institute suit for the enforcement of any payment of principal of or premium or any interest on any debt security on or after its stated maturity, or, in the case of redemption, on or after the redemption date;

•	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for the supplemental indenture;

•	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any waiver of compliance with certain provisions of the senior indenture or certain defaults under the senior indenture and their consequences;

•	modify any of the provisions relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase the percentage in principal amount of the outstanding debt securities of a series required for the consent of holders to approve a supplemental indenture or a waiver of a past default or compliance with certain covenants or to provide that certain other provisions of the senior indenture cannot be modified or waived without the consent of the holder of each outstanding debt security that would be affected by such a modification or waiver;

•	impair the right of any holder to convert any New Note, or impair or adversely affect the right to bring a suit to enforce the right to convert any New Note;

•	make any change that adversely affects the right of a holder to receive shares of our common stock upon surrendering a New Note for conversion;

•	make any change that adversely affects the right of a holder to require us to repurchase a New Note; or

•	reduce or adversely affect the right to receive the redemption price or repurchase price for the New Notes;

without the consent of the holders of each of the debt securities affected by that modification or amendment.

Governing Law

      The senior indenture and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles.

Book-Entry System for New Notes

      Upon issuance, the New Notes will be represented by a global security or securities (each a “Global Security”). Each Global Security will be deposited with, or on behalf of, DTC, which will act as the depositary (the “Depositary”). Upon the issuance of any such Global Security, the Depositary or its nominee will credit the accounts of persons holding it with the principal or face amounts of the New Notes represented by any such Global Security. Ownership of beneficial interests in any such Global Security will be limited to participants that have accounts with the Depositary or persons that may hold interests through participants. Ownership of beneficial interests by participants in any such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary. Ownership of beneficial interests in any such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to acquire or transfer beneficial interests in a Global Security.

      Payment of principal or premium, if any, and/or interest, if any, on, or shares of common stock in exchange for, the New Notes, will be made to the Depositary or its nominee, as the sole registered owner and holder of the Global Security for such series for all purposes under the senior indenture. Neither we, the trustee nor any of our agents or the trustee’s agent will have any responsibility or liability for any aspect of the Depositary’s records relating to or payments made on account of beneficial ownership interests in any such Global Security or for maintaining, supervising or reviewing any of the Depositary’s records relating to such beneficial ownership interests.

      We have been advised by the Depositary that upon receipt of any payment of principal of, or interest on, any Global Security, the Depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants.

      No Global Security may be transferred except as a whole by the Depositary to a nominee of the Depositary. Each Global Security is exchangeable for certificated New Notes only if:

•	the Depositary notifies us that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we fail within 90 days thereafter to appoint a successor,

•	we in our sole discretion determine that such Global Security shall be exchangeable, or

•	there shall have occurred and be continuing an event of default (as defined in the senior indenture) or an event which with the giving of notice or lapse of time or both, would constitute an event of default with respect to the New Notes represented by such Global Security. In such event, we will issue New Notes in certificated form in exchange for such Global Security. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in certificated form of New Notes equal in principal amount to such beneficial interest and to have such New Notes registered in its name. New Notes issued in certificated form will be issued in denominations of $1,000 or any larger amount that is an integral multiple of $1,000, and will be issued in registered form only, without coupons. Subject to the foregoing, no Global Security is exchangeable, except for a Global Security for the same series of New Notes of like denomination to be registered in the name of the Depositary or its nominee.

      So long as the Depositary, or its nominee, is the registered owner of a Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by such Global Security for the purposes of receiving payment on such New Notes, receiving notices and for all other purposes under the senior indenture and such New Notes. Beneficial interests in the New Notes will be evidenced only by, and transfer thereof will be effected only through, records maintained by the Depositary and its participants. Except as provided herein, owners of beneficial interests in any Global Security will not be entitled to such Global Security and will not be considered the holders of such Global Security for any purposes under the senior indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the senior indenture. The Depositary will not consent or vote with respect to the Global Security representing the New Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to us as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s (the Depositary’s partnership nominee) consenting or voting rights to those participants to whose accounts the New Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

      The Depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Securities Exchange Act of 1934. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own the Depositary. Access to the Depositary’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the Securities and Exchange Commission.

Same-Day Settlement and Payment for New Notes

      All cash payments of principal and interest will be made by us in immediately available funds.

      The New Notes will trade in the Depositary’s same-day funds settlement system until maturity or until such New Notes are issued in definitive form, and secondary market trading activity in such New Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in such New Notes.

DESCRIPTION OF OUR COMMON STOCK

      Set forth below is a summary of all of the material provisions of our organizational documents and it does not describe every aspect of our common stock. This summary is subject to and qualified in its entirety by reference to the provisions of our Certificate of Incorporation as amended. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a shareholder.

      Pursuant to our Certificate of Incorporation, we have the authority to issue an aggregate of 250,000,000 shares of common stock, par value $1.00 per share. As of June 30, 2004, approximately 64,643,000 shares of common stock were outstanding.

      Voting rights. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of our shareholders. Our shareholders do not have the right to cumulate their votes in the election of directors.

      Dividends, distributions and stock splits. Holders of our common stock are entitled to receive dividends if, as and when such dividends are declared by our Board of Directors out of assets legally available therefor.

      Liquidation. In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities, our remaining assets will be distributed ratably among the holders of common stock.

      Fully Paid. All shares of common stock outstanding are fully paid and nonassessable, and all the shares of common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

      Other Rights. Holders of our common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

      We are a Delaware corporation. The Delaware General Corporation Law contains certain provisions that could discourage potential takeover attempts and make it more difficult for our shareholders to change management or receive a premium for their shares.

      Delaware Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an “interested shareholder” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner that includes approval by at least 66.7% of the outstanding stock not owned by the interested shareholder. A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the shareholder. For purposes of Section 203, an “interested shareholder” is defined to include any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; and

•	an affiliate or associate of the persons described in the foregoing bullet points.

      Shareholders may, by adopting an amendment to the corporation’s Certificate of Incorporation or Bylaws, elect for the corporation not to be governed by Section 203, effective 12 months after adoption. Neither our Certificate of Incorporation nor our Bylaws exempt us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our Board of Directors because shareholder approval of the transaction, as discussed above, would be unnecessary.

      Charter and Bylaw Provisions. Our Certificate of Incorporation and Bylaws provide that any action required or permitted to be taken by our shareholders may be effected either at a duly called annual or special meeting of the shareholders or by written consent of the shareholders. Special meetings of shareholders may be called by the President, the Board of Directors or by a majority of the shareholders entitled to vote at the special meeting.

      Our Certificate of Incorporation does not provide for the division of our Board of Directors into classes. Each year at the annual meeting of shareholders, all directors are elected to hold office until the next succeeding annual meeting of shareholders. The number of directors is fixed by resolution of the Board, but is required under the Bylaws to be at least seven and not more than fifteen. The size of the board is currently fixed at thirteen members.

      Directors may be removed with the approval of the holders of a majority of the shares entitled to vote at a meeting of shareholders. Directors may be removed by shareholders with or without cause. Vacancies and newly-

created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, a sole remaining director, or the holders of a majority of the shares entitled to vote at a meeting of shareholders.

Limitation of Liability; Indemnification

      Our Certificate of Incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable:

•	for any breach of the director’s duty of loyalty to us or our shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law relating to unlawful stock repurchases or dividends; or

•	for any transaction from which the director derives an improper personal benefit.

      These provisions do not limit or eliminate our rights or those of any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

      Our Bylaws also contain provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We have entered into separate indemnification agreements with our directors and officers that may, in some cases, be broader than the specific indemnification provisions contained in our Certificate of Incorporation, Bylaws or the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify the officers and directors against certain liabilities, other than liabilities arising from willful misconduct, that may arise by reason of their status or service as directors or officers. These agreements also may require us to advance the expenses incurred by the officers and directors as a result of any proceeding against them as to which they could be indemnified. We believe that these indemnification arrangements are necessary to attract and retain qualified individuals to serve as directors and officers.

Transfer Agent and Registrar

      The Transfer Agent and Registrar for our common stock is Wachovia Bank, National Association.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of certain material United States federal income tax consequences relating to the exchange offer and the ownership and disposition by holders that receive their New Notes in the exchange offer of either the New Notes or any common stock that is received upon a conversion or redemption of New Notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions (all as currently in effect and all of which are subject to change, possibly with retroactive effect). We have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service (the “Service”) with respect to the federal income tax consequences of the exchange offer. Thus, there can be no assurance that the Service will not challenge one or more of the tax consequences described herein.

      This discussion assumes that the Old Notes are held, and the New Notes will be held, as “capital assets” within the meaning of Section 1221 of the Code. This discussion also assumes that the New Notes will be treated as debt for federal income tax purposes and that we will not be treated at any time as a U.S. real property holding corporation within the meaning of Section 897 of the Code. This discussion does not purport to address all federal income tax considerations that may be relevant to investors in light of their particular circumstances or to investors subject to special tax rules, such as insurance companies, dealers in securities or foreign currencies, or persons holding the notes as part of a hedging transaction, straddle, conversion transaction, or other integrated transaction. Investors considering the exchange of Old Notes in the exchange offer are urged to consult their own tax advisors to determine their particular tax consequences of the exchange offer and the ownership and disposition of the New Notes or any common stock under federal and applicable state, local and foreign tax laws.

      As used herein, a “U.S. holder” means a beneficial holder of Old Notes or New Notes received in the Exchange Offer that is a citizen or resident (within the meaning of Section 7701(b) of the Code) of the United States, a corporation, partnership or other entity formed under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source and a trust subject to the primary supervision of a court within the United States and the control of a United States fiduciary as described in Section 7701(a)(30) of the Code or any other person whose income or gain with respect to New Notes is effectively connected with the conduct of a United States trade or business. A “non-U.S. holder” is any holder other than a U.S. holder.

Treatment of Exchange Offer

      While it is possible that the exchange offer could be treated as a non-event for federal income tax purposes, the exchange offer likely will be treated as resulting in a “significant modification” of the Old Notes. Consequently, the tax treatment of a holder’s exchange of Old Notes pursuant to the exchange offer will be affected by whether or not the Old Notes and the New Notes constitute securities within the meaning of the provisions of the Code governing reorganizations. The term “securities” is not defined by the Code or the Treasury Regulations. Moreover, the term “securities” has not been clearly defined by judicial or administrative interpretation. The classification of an instrument as a “security” is a fact-based determination dependent on all the facts and circumstances including, but not limited to: (i) the term (i.e., duration) of the instrument, (ii) the degree of participation and continuing interest in the business offered by the instrument, (iii) the extent of proprietary interest offered by the instrument when compared with the similarity of such instrument to a cash payment, (iv) the overall purpose of the instrument, (v) whether the instrument is secured, (vi) the degree of subordination of the instrument, (vii) the ratio of debt to equity of the issuer, (viii) the riskiness of the business of the issuer, and (ix) the negotiability of the instrument. The test of whether notes are securities is not a mechanical determination of the time period of the note. However, the term of a debt instrument is usually the most significant factor in determining whether it qualifies as a security. Generally, a debt instrument with a term of ten years or more is treated as a security. Debt instruments with maturities ranging between five and ten years are sometimes treated as securities, while debt instruments with maturities less than five years usually are not treated as securities. Because the Old Notes and the New Notes have terms in excess of ten years, the exchange offer should constitute a tax-free recapitalization within the meaning of Code Section 368.

      Assuming the exchange offer qualifies as a recapitalization, a holder generally will recognize no gain or loss on the exchange and will receive a tax basis in the New Notes (other than in those New Notes, if any, attributable to accrued but unpaid interest) equal to the holder’s tax basis in the Old Notes. The holder’s holding period in the New Notes will include the period during which the Old Notes were held. Any accrued market discount on Old Notes will carryover to the New Notes and will be subject to recognition as ordinary income upon a subsequent disposition of the New Notes unless the holder has already included the accrued market discount in its gross income in accordance with its election to do so under the Code. Notwithstanding the foregoing, New Notes received in the exchange that are allocable to accrued but unpaid interest on the Old Notes will be taxable as ordinary income in accordance with the holder’s method of tax accounting. The holder’s tax basis in the New Notes issued for accrued but unpaid interest will equal the amount of such accrued interest included in income, and the holding period in such New Notes will begin on the day following the exchange date.

U.S. Holders

Interest and OID on the New Notes

      Payments of stated interest on the New Notes generally will be taxable to a U.S. holder as ordinary income at the time that such payments are received or accrued, in accordance with such holder’s method of accounting for United States federal income tax purposes. In addition, because the rate of stated interest under the New Notes that is unconditionally payable (in cash or in property other than our notes) at least annually at a single fixed rate is less than the applicable federal rate for debt instruments with similar terms, the stated redemption price of the New Notes will exceed the issue price of the New Notes, and the New Notes will have original issue discount (“OID”). Thus, a U.S. holder of New Notes will include in income an amount equal to the sum of the daily portions of the OID for each day during the taxable year on which the holder held the New Notes. Such OID will be recognized during the year by such U.S. holder as ordinary income regardless of its method of accounting.

Sale, Exchange or Retirement of New Notes

      A U.S. holder generally will recognize gain or loss on the sale, exchange or retirement of New Notes (other than a conversion of the New Notes into common stock or a redemption of the New Notes for common stock as discussed below) in an amount equal to the difference between (i) the amount realized on the sale, exchange or retirement of the New Notes and (ii) the holder’s tax basis in the New Notes. In general, any gain or loss recognized on the sale, exchange or retirement of New Notes will be long-term capital gain or loss if the holder has held the New Notes as a capital asset for more than one year (which should include the holding period of the Old Notes). However, any accrued market discount that carries over to the New Notes as a result of the exchange of the Old Notes will be recognized as ordinary income upon sale of the New Notes. In addition, any payments attributable to accrued but unpaid interest on the New Notes will be taxable as ordinary income in accordance with such holder’s method of tax accounting.

Adjustment of Conversion Rate

      The terms of the New Notes allow for changes in the conversion rate of the New Notes into common stock in certain circumstances. A change in conversion rate may result in a taxable dividend to U.S. holders, although such holders would not actually receive any cash or other property. A taxable dividend would result, for example, if the conversion rate is adjusted to compensate holders for distributions of cash or other property to our shareholders. However, not all changes in the conversion rate will result in a taxable dividend to holders. For instance, a change in the conversion rate may occur in order to prevent the dilution of the holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as taxable dividends.

Conversion of New Notes into Common Stock

      If permitted, upon the conversion of a U.S. holder’s New Notes into common stock, the holder generally will not recognize any income, gain or loss. The U.S. holder’s tax basis in the common stock permitted to be received tax-free will equal the holder’s tax basis in the New Notes exchanged therefor. In addition, the U.S. holder’s holding period in the common stock will include the holder’s holding period in the New Notes exchanged therefor. However, amounts received that are allocable to accrued but unpaid interest will constitute interest income and be treated as set forth in “Interest and OID on the New Notes” above. In addition, any accrued market discount on New Notes will carryover to the common stock and will be subject to recognition as ordinary income upon a subsequent disposition of the common stock.

Dividends on Common Stock

      If a U.S. holder holds common stock and we make a distribution of cash or other property in respect of that stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits. This amount generally will be treated as long term capital gain income to a non-corporate U.S. holder. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a tax-free return of the U.S. holder’s investment, up to the holder’s tax basis in its common stock. Any remaining excess will be treated as capital gain. If the U.S. holder is a corporation, it may be able to claim a deduction for a portion of any distribution received that is considered a dividend.

Sale or Exchange of Common Stock

      A U.S. holder will generally recognize capital gain or loss on a sale or exchange of common stock. The holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s adjusted tax basis in the common stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss will be long-term capital gain or loss if the U.S. holder has held the common stock as a capital asset for more than one year, except to the extent of any accrued market discount that has not already been taken into account.

Information Reporting and Backup Withholding

      Information reporting and backup withholding at the rate specified in the Code may apply to payments of principal and interest on a note, dividends on common stock or the proceeds from the sale or other disposition of a note or common stock with respect to certain non-corporate U.S. holders. Such U.S. holders generally will be subject to backup withholding unless the U.S. holder provides to the payor a correct taxpayer identification number and certain other information, certified under penalties of perjury, or otherwise establishes an exemption. Any amount withheld under the backup withholding rules may be credited against the U.S. holder’s federal income tax liability and any excess may be refundable provided the proper information is provided to the IRS.

Non-U.S. Holders

Interest and OID on New Notes

      Payments of interest on the notes, including OID that accrues on the New Notes, to non-U.S. holders will generally qualify as “portfolio interest” and thus will be exempt from the withholding of United States federal income tax if the non-U.S. holder properly certifies as to its foreign status as described below. The portfolio interest exception will not apply to payments of interest to a non-U.S. holder that either (i) owns, directly or indirectly, at least 10% of our voting stock; or (ii) is a “controlled foreign corporation” that is, directly or indirectly, related to us.

      If the portfolio interest exception does not apply, then payments of interest to a non-U.S. holder will generally be subject to United States federal income tax withholding at a rate of 30%, unless reduced by an applicable tax treaty.

      The portfolio interest exception and several of the special rules for non-U.S. holders described below generally apply only if the non-U.S. holder appropriately certifies as to its foreign status. A non-U.S. holder can generally meet this certification requirement by providing a properly executed Form W-8BEN or appropriate substitute form to us or our paying agent. If the holder holds the New Notes through a financial institution or other agent acting on the holder’s behalf, the holder may be required to provide appropriate documentation to the agent. The holder’s agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent.

Sale, Exchange or Redemption (Including the Repurchase for Common Stock) of New Notes

      Non-U.S. holders generally will not be subject to United States federal income tax on any gain realized on the sale, exchange or redemption of the New Note, including any gain attributable to market discount.

Adjustment of Conversion Rate

      The terms of the New Notes allow for changes in the conversion rate of the New Notes into common stock in certain circumstances. A change in conversion rate may result in a taxable dividend to non-U.S. holders, although such holders would not actually receive any cash or other property. A taxable dividend would result, for example, if the conversion rate is adjusted to compensate holders for distributions of cash or other property to our shareholders. However, not all changes in the conversion rate will result in a taxable dividend to holders. For instance, a change in the conversion rate may occur in order to prevent the dilution of the holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as taxable dividends.

Conversion of New Notes into Common Stock

      A non-U.S. holder generally will not recognize any income, gain or loss on converting the New Notes into common stock. The non-U.S. holder’s tax basis in the common stock permitted to be received tax-free will equal the holder’s tax basis in the New Notes exchanged therefor. In addition, the non-U.S. holder’s holding period in the common stock will include the holder’s holding period in the New Notes exchanged therefor. However, amounts received that are allocable to accrued but unpaid interest will constitute interest income and be treated as set forth in “Interest and OID on New Notes” above.

Dividends on Common Stock

      Dividend income on common stock held by a non-U.S. holder will generally be subject to United States federal income tax withholding at a 30% rate. The withholding tax might not apply, however, or might apply at a reduced rate if there is a tax treaty between the United States and the non-U.S. holder’s country of residence. A non-U.S. holder must demonstrate its entitlement to treaty benefits by satisfying applicable certification and other requirements.

Sale or Exchange of Common Stock

      Non-U.S. holders will generally not be subject to United States federal income tax on any gain realized on the sale, exchange or other disposition of common stock.

Special Rules Applicable to Certain Non-U.S. Holders

      The preceding discussion of the tax consequences of the purchase, ownership and disposition of New Notes or common stock by a non-U.S. holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the New Notes, dividends on common stock or gain from the sale, exchange or other disposition of the New Notes or common stock is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the income or gain will be subject to United States federal income tax at regular graduated income tax rates, but will not be subject to withholding tax if certain certification requirements are satisfied. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain will generally be subject to United States federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. If the non-U.S. holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business will generally be subject to a “branch profits tax” at a 30% rate, although an applicable tax treaty might provide for a lower rate. In addition, to the extent that a non-U.S. holder has been present in the United States for 183 days or more during the taxable year or was a citizen or resident of the United States and is subject to special rules that apply to certain expatriates, the tax consequences to the non-U.S. holder with respect to the purchase, ownership and disposition of New Notes or common stock may be different than discussed above.

Information Reporting and Backup Withholding

      In general, information reporting and backup withholding will not apply with respect to (i) payments of interest and principal on the New Notes or (i) dividends on common stock and/or (iii) proceeds from the sale of the New Notes or common stock provided that a non-U.S. holder appropriately certifies as to its foreign status or otherwise establishes an exemption.

      The preceding discussion of certain United States federal income tax considerations is for general information only and is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular United States federal, state, local and foreign tax consequences of purchasing, holding and disposing of our notes or common stock, including the consequences of any proposed change in applicable laws.

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      Any questions regarding procedures for tendering Old Notes or requests for additional copies of this memorandum and letter of transmittal should be directed to the exchange agent at:

Wachovia Bank, National Association

1525 West WT Harris Blvd.
Charlotte, North Carolina 28288-1153
Attention: Marsha Rice
(704) 590-7413